PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 14, 2001)

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-71762
$350,000,000

7 1/2% Senior Notes
due 2012

This is an offering by XTO Energy Inc. of its 7 1/2% Senior Notes due 2012. Interest is payable on April 15 and October 15 of each year, beginning October 15, 2002. The notes will mature on April 15, 2012.

We may redeem all or part of the notes at any time at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. Redemption prices are set forth under “Description of the Notes—Redemption—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt and senior to our existing and future subordinated unsecured debt. The notes also will effectively rank junior to all of our existing and future secured debt and to all obligations of our subsidiaries.

Investing in the notes involves risks. “Risk Factors” begins on page S-10.

	Per Note	Total
Public Offering Price	100.000%	$350,000,000
Underwriting Discount	2.175%	$ 7,612,500
Proceeds to XTO Energy	97.825%	$342,387,500

Interest on the notes will accrue from April 23, 2002 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about April 23, 2002, subject to conditions.

Joint Book-Running Managers

LEHMAN BROTHERS	SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC DEUTSCHE BANK SECURITIES JPMORGAN

CREDIT LYONNAIS SECURITIES	HIBERNIA SOUTHCOAST CAPITAL

April 17, 2002

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations and prospectus may have changed since those dates.

TABLES OF CONTENTS

FORWARD-LOOKING STATEMENTS

Some statements made by us in this prospectus supplement and incorporated by reference from documents filed with the SEC are “forward looking statements.” These prospective statements include projections related to:

•	production and cash flows;

•	number and location of planned wells;

•	completion of property acquisitions;

•	completion of repurchases of XTO Energy common stock;

•	sources of funds necessary to conduct operations and complete acquisitions;

•	acquisition, development and exploration budgets;

•	anticipated dividend payments;

•	anticipated oil and natural gas price changes;

•	our hedging activities; and

•	establishing and selling interests in royalty trusts.

In determining these projections, we make numerous assumptions, including assumptions relating to:

•	the quality of our properties;

•	our ability to replace reserves;

•	our oil and natural gas production and development expenditures;

•	our potential for growth;

•	the demand for oil and natural gas;

•	our sources of liquidity and bank credit availability;

•	the impact of production imbalances on liquidity;

•	drilling and operating risks;

•	losses possible from pending or future litigation;

•	the likelihood of regulatory approval of our operations;

•	the impact of regulatory compliance;

•	the impact of losing an oil or natural gas purchaser; and

•	the impact of new rules promulgated by the Federal Energy Regulatory Commission.

Risks, uncertainties and other factors may cause our actual results to differ materially from anticipated results expressed or implied by these prospective statements. The most significant of these risks, uncertainties and other factors are discussed under “Risk Factors” in this prospectus supplement and in sections of documents we incorporate by reference, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.” We urge you to carefully consider these factors.

SUMMARY

The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Except as otherwise stated, references to “we,” “our” or “us” refer to XTO Energy Inc. and its subsidiaries. Estimates of proved oil and natural gas reserves at December 31, 2001, included or incorporated by reference in this prospectus supplement are based on reports of Miller and Lents, Ltd., an independent engineering firm.

XTO Energy Inc.

XTO Energy Inc. is a leading independent energy company engaged primarily in the exploration and production of natural gas. We have consistently increased proved reserves, production and cash flow since our inception in 1986, and believe we are one of the most efficient domestic onshore operators in the industry. We have grown primarily through acquisitions of producing properties, followed by aggressive development and exploration activities and strategic acquisitions of additional interests in or near these properties. Our proved reserves are principally located in relatively long-lived fields with well-established production histories geographically diversified in several key producing basins in Texas, Oklahoma, Louisiana, Arkansas, New Mexico, Wyoming and Alaska.

We have concentrated our efforts on achieving substantial production growth. In December 2001, we announced a strategic goal for 2002 of increasing natural gas production by 20% over 2001 levels and increasing all production, including oil and natural gas liquids, by approximately 15% on an Mcfe basis. Our goal is to increase proved reserves to 3 Tcf equivalent at year-end 2002. To achieve these growth targets, we plan to drill about 295 (240 net) development wells and perform approximately 515 (408 net) workovers and recompletions in 2002. Approximately 90% of these planned wells are classified as proved undeveloped reserves on our current reserve report.

We have budgeted $400 million for our 2002 drilling programs, which is expected to be funded primarily by cash flow from operations. We plan to spend about 65% of the development budget in East Texas and about 20% in aggregate in the Arkoma and San Juan Basins, and the balance evenly allocated to Alaska, Permian Basin and Hugoton Royalty Trust properties. Exploration expenditures are expected to be approximately 4% of the 2002 budget. Costs of any property acquisitions during 2002 may reduce the amount currently budgeted for development and exploration. We may reevaluate our budget and drilling programs in the event of significant changes in oil and natural gas prices to focus on opportunities offering the highest rates of return. Our ability to achieve these production and proved reserves goals will depend on the success of these planned drilling programs or, if property acquisitions are made in place of a portion of the drilling program, the success of those acquisitions.

To help ensure sufficient cash flow to fund our program to increase production, we use financial instruments to hedge approximately 95% of our April through December 2002 projected natural gas production. These hedges include futures and fixed price contracts with a weighted average NYMEX price of $3.71 per MMBtu for 67% of production, and collars that provide a weighted average NYMEX floor price of $3.03 per MMBtu and ceiling price of $3.62 per MMBtu for 28% of production. Including the effects of gains on closed futures contracts, these collars provide a floor price of $3.31 per MMBtu and a ceiling price of $3.90 per MMBtu.

Company Strengths

We believe that our historical success and future prospects are directly related to our unique combination of strengths, which are described below.

Proven Strategy.    We acquire assets that have a proven producing history and strong upside potential. We then enhance the value of these properties by performing low-risk, high-return development programs.

Quality of Existing Properties.    Our properties are characterized by relatively long reserve lives and highly predictable well production profiles. The productive lives of producing oil and natural gas properties are often compared using their reserve-to-production index. This index is calculated by dividing total estimated proved reserves of a property by its annual production. The average reserve-to-production index for our proved reserves at December 31, 2001 was approximately 14.8 years. An index of 14 years indicates a long producing life and compares favorably with an average index of 11 years for U.S. proved reserves of public companies at year-end 2000. Because production rates naturally decline over time, the reserve-to-production index is not a useful estimate of the economic productive lives of properties. In general, our properties have extensive production histories and contain significant reserves and production enhancement opportunities. While our properties are geographically diversified, the producing fields are concentrated within core areas. This concentration allows for substantial economies of scale in production and cost-effective application of reservoir management techniques gained from prior operations.

Substantial Inventory of Drilling Projects.    We have an inventory of approximately 1,250 potential development drilling locations within our existing properties. These locations should continue to support future net reserve additions.

Proven Acquisition Program.    We employ a disciplined acquisition program refined by senior management over more than 20 years to augment our core properties and expand our reserve base. Our 80 engineers and geologists use their expertise and experience gained through management of existing core properties to target properties in the same geographic area or with similar geological and reservoir characteristics. Following an acquisition, these professionals implement development programs based on their expertise and experience to increase production and reduce costs.

Efficient Operations.    We believe that the nature of our properties, our operating expertise and the experience of our personnel allow us to lower our average production expense ratios per Mcfe produced. We are the operator of properties representing 94% of the present value of cash flows before income taxes (discounted at 10%) from our estimated proved reserves. This allows us to control expenses, capital costs and the timing of development and exploration activities of these properties. This control and our operating expertise have allowed us to substantially reduce production costs of acquired properties. We reduced average production expenses per Mcfe produced from $0.67 for the year ended December 31, 1996 to $0.57 for the year ended December 31, 2001.

Experienced Management.    Bob R. Simpson, Steffen E. Palko and certain senior management of XTO Energy have worked together for more than 20 years. Mr. Simpson and Mr. Palko were co-founders of XTO Energy in 1986.

Summary of Property Base

We focus our acquisition and development activities in several prolific basins in the United States. Our proved reserves are principally located in fields with relatively long producing lives and well-established production histories concentrated in:

•	the East Texas Basin of Texas and Louisiana;

•	the Arkoma Basin of Arkansas and Oklahoma;

•	the San Juan Basin of northwestern New Mexico;

•	the Hugoton area of Oklahoma and Kansas;

•	the Permian Basin of West Texas and New Mexico;

•	the Anadarko Basin of Oklahoma;

•	the Green River Basin of Wyoming; and

•	the Middle Ground Shoal Field of Alaska’s Cook Inlet.

We have achieved substantial growth in proved reserves, production revenues and EBITDA during the past five years. The following table shows proved reserves and average daily production for each year from 1997 through 2001.

	1997	1998	1999	2000	2001
Proved reserves:
(in thousands)

Oil (Bbls)	47,854	54,510	61,603	58,445	54,049
Natural gas (Mcf)	815,775	1,209,224	1,545,623	1,769,683	2,235,478
Natural gas liquids (Bbls)	13,810	17,174	17,902	22,012	20,299

Average daily production:

Oil (Bbls)	10,905	12,598	14,006	12,941	13,637
Natural gas (Mcf)	135,855	229,717	288,000	343,871	416,927
Natural gas liquids (Bbls)	220	3,347	3,631	4,430	4,385

Recent Developments

On April 11, 2002, we announced that we have entered into agreements to acquire oil and natural gas properties to increase our positions in East Texas, Louisiana and the San Juan Basin of New Mexico for a total cost of $164 million. Our internal engineers estimate proved reserves related to the acquired properties to be 145 Bcf of gas equivalent and that the properties will increase our daily production rates by 37 MMcf of natural gas, 1,050 Bbls of natural gas liquids and 120 Bbls of oil.

Headquarters

XTO Energy is a Delaware corporation. Our principal executive offices are located at 810 Houston Street, Fort Worth, Texas, 76102, and our telephone number is (817) 885-2800.

The Offering

Issuer	XTO Energy Inc.

Securities	$350,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2012.

Maturity Date	April 15, 2012.

Interest Rate	The notes will bear interest at a rate per annum of 7 1/2% from April 23, 2002.

Interest Payment Dates	We will pay interest on the notes in arrears each April 15 and October 15 beginning October 15, 2002.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes.

Optional Redemption
We may redeem the notes, in whole or in part, at any time at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of redemption, plus a make-whole premium as described under “Description of the Notes—Redemption—Optional Redemption.”

Ranking
The notes will be our general unsecured obligations. The notes will rank equal in right of payment with all existing and future senior unsecured debt. The notes will be senior in right of payment to all of our existing and future subordinated unsecured debt, including our $125,000,000 9 1/4% senior subordinated notes due 2007 and our $175,000,000 8 3/4% senior subordinated notes due 2009. The notes will effectively rank junior to all of our existing and future secured debt, including indebtedness under our bank revolving credit facility (which as of March 31, 2002, as adjusted to reflect the anticipated use of net proceeds from this offering, would have been approximately $482.8 million), to the extent of the assets securing the debt and to all obligations of our subsidiaries. See “Description of the Notes—Ranking.”

Change of Control
If a change of control occurs, as described under “Description of the Notes—Certain Covenants—Change of Control,” each holder of notes will have the right to require us to purchase all or a portion of his or her notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;

• make restricted payments;

• pay dividends on or redeem our capital stock;

• make certain investments;

• create liens;

• make certain dispositions of assets;

• engage in transactions with affiliates; and

• engage in mergers, consolidations and certain sales of assets.

As to our restricted subsidiaries, the indenture governing the notes also will limit our ability to:

• restrict our subsidiaries from paying dividends;

• transfer assets to subsidiaries that have not become guarantors of the notes;

• make certain other distributions; and

• have our subsidiaries guarantee our other indebtedness.

These covenants are subject to important exceptions and qualifications, as described under “Description of the Notes—Certain Covenants.”

If we achieve an investment grade rating from Moody’s and Standard & Poor’s, many of these covenants will terminate.

Use of Proceeds
We intend to use the net proceeds from the offering to redeem an issue of our senior subordinated notes, to pay a portion of the costs of recently announced oil and natural gas property transactions and to repay a portion of indebtedness outstanding under our bank revolving credit facility. See “Use of Proceeds.”

Summary Historical Financial Data

The following table shows selected financial information for the three years in the period ended December 31, 2001. Significant producing property acquisitions in each of the years presented affect the comparability of year-to-year financial and operating data. All weighted average shares and per share data have been adjusted for the three-for-two stock splits effected in September 2000 and June 2001.

	Year Ended December 31
	1999		2000	2001
	(in thousands except production, per share and per unit data)
Consolidated Income Statement Data
Revenues:
Oil and condensate	$86,604		$128,194	$116,939
Gas and natural gas liquids	239,056		456,814	710,348
Gas gathering, processing and marketing	10,644		16,123	12,832
Other	4,991		(280)	(1,371)

Total Revenues	$341,295		$600,851	$838,748

Earnings available to common stock	$44,964	(a)	$115,235 (b)	$248,816	(c)

Per common share
Basic	$0.43		$1.08	$2.03	(d)

Diluted	$0.42		$1.03	$2.00	(d)

Weighted average common shares outstanding	105,341		106,730	122,505

Dividends declared per common share	$0.0178		$0.0222	$0.0367

Consolidated Statement of Cash Flows Data
Cash provided (used) by:
Operating activities	$133,301		$377,421	$542,615
Investing activities	$(156,370)		$(133,884)	$(610,923)
Financing activities	$16,470		$(241,833)	$67,680

Consolidated Balance Sheet Data
Property and equipment, net	$1,339,080		$1,357,374	$1,841,387
Total assets	$1,477,081		$1,591,904	$2,132,327
Long-term debt	$991,100		$769,000	$856,000
Stockholders’ equity	$277,817		$497,367	$821,050

Operating Data
Average daily production:
Oil (Bbls)	14,006		12,941	13,637
Gas (Mcf)	288,000		343,871	416,927
Natural gas liquids (Bbls)	3,631		4,430	4,385
Mcfe	393,826		448,098	525,062
Average sales price:
Oil (per Bbl)	$16.94		$27.07	$23.49
Gas (per Mcf)	$2.13		$3.38	$4.51
Natural gas liquids (per Bbl)	$11.80		$19.61	$15.41
Production expense (per Mcfe)	$0.53		$0.53	$0.57
Taxes, transportation and other (per Mcfe)	$0.23		$0.35	$0.33
Proved reserves:
Oil (Bbls)	61,603		58,445	54,049
Gas (Mcf)	1,545,623		1,769,683	2,235,478
Natural gas liquids (Bbls)	17,902		22,012	20,299
Mcfe	2,022,653		2,252,425	2,681,566

Other Data
Operating cash flow (e)	$132,683		$344,638	$549,567
Ratio of earnings to fixed charges (f)	1.9x		2.8x	7.7x
EBITDA (g)	$252,121		$386,182	$597,397	(h)
Capital expenditures	$413,970		$211,063	$619,370
Ratio of EBITDA to interest expense	3.6x		4.7x	10.6x
Ratio of total debt to EBITDA	3.9x		2.0x	1.4x

Footnotes on following page

Footnotes
(a)	Includes effect of a $40.6 million pre-tax gain on sale of Hugoton Royalty Trust units.

(b)	Includes effect of pre-tax gain of $43.2 million on significant asset sales, pre-tax derivative fair value loss of $55.8 million and non-cash incentive compensation expense of $26.1 million.

(c)
Includes effect of pre-tax derivative fair value gain of $54.4 million, pre-tax non-cash incentive compensation expense of $9.6 million and after-tax charge for cumulative effect of accounting change of $44.6 million.

(d)	Before cumulative effect of accounting change, earnings per share were $2.39 basic and $2.35 diluted.

(e)
Defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because of exclusion of changes in operating assets and liabilities and exploration expense, this cash flow statistic is different from cash provided (used) by operating activities, as is disclosed under generally accepted accounting principles.

(f)
For purposes of calculating this ratio, earnings include earnings (loss) available to common stock before income tax and fixed charges. Fixed charges include interest costs, the portion of rentals considered to be representative of the interest factor and preferred stock dividends.

(g)
Earnings before interest, income tax and depreciation, depletion, amortization and impairment. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings available to common stock or net income.

(h)	Excludes tax benefit of $24.0 million related to cumulative effect of accounting change.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus supplement, the following factors relating to XTO Energy and the notes should be considered carefully in deciding whether to purchase any of the notes.

Risks Related to Our Business

Oil and natural gas prices fluctuate due to a number of factors, and any decline will adversely affect our financial condition.

Our results of operations depend upon the prices we receive for our oil and natural gas. We sell most of our oil and natural gas at current market prices rather than through fixed-price contracts. Historically, the markets for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive depend upon factors beyond our control, which include:

•	political instability or armed conflict in oil-producing regions;

•	weather conditions;

•	the supply and price of domestic and foreign oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	the level of consumer demand;

•	worldwide economic conditions;

•	the price and availability of alternative fuels;

•	domestic and foreign governmental regulations and taxes;

•	the proximity to and capacity of transportation facilities; and

•	the effect of worldwide energy conservation measures.

Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long term. These external factors and the volatile nature of the energy markets make it difficult to reliably estimate future prices of oil and natural gas.

Any decline in oil and natural gas prices adversely affects our financial condition. If the oil and gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned capital expenditures.

We have incurred substantial debt that may adversely affect our operations and limit growth, and we may have difficulty making interest and principal payments on our indebtedness when due.

We have substantial debt and may incur more. If we are unsuccessful in increasing production from existing reserves or developing new reserves, we may lack the funds to pay principal and interest on our debt obligations, including the notes in this offering. Our indebtedness also affects our ability to finance future operations and capital needs and may preclude pursuit of other business opportunities.

We have substantial capital requirements, and we may be unable to obtain needed financing on satisfactory terms.

We make, and will continue to make, substantial capital expenditures for the acquisition, development, production, exploration and abandonment of our oil and natural gas reserves. We intend to finance our capital expenditures primarily through cash flow from operations and bank borrowings. Lower oil and natural gas prices, however, reduce cash flow and the amount of credit available under our bank revolving credit facility. Costs of exploration and development were $90.2 million in 1999, $164.3 million in 2000 and $390.9 million in 2001. We anticipate that our exploration, development and acquisition budget in 2002 will be $400 million.

We believe that, after debt service, we will have sufficient cash from operating activities to finance our exploration and development expenses through 2002. If revenues decrease, however, and we are unable to obtain additional debt or equity financing, we may lack the capital necessary to replace our reserves or to maintain production at current levels.

We are in a highly competitive industry, and many of our competitors have substantially greater financial resources than we have, which could adversely affect our competitive position.

The oil and gas industry is highly competitive. We compete with major oil companies, independent oil and gas businesses, and individual producers and operators, many of which have greater financial and other resources than us. In addition, the industry as a whole competes with other industries which supply energy and fuel to industrial, commercial and other consumers.

Many of our competitors have financial, technological and other resources substantially greater than ours. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

The failure to replace our reserves could adversely affect our financial condition.

Our success depends upon finding, acquiring and developing oil and natural gas reserves that are economically recoverable. Unless we are able to successfully explore for, develop or acquire proved reserves, our proved reserves will decline through depletion and our financial assets and annual revenues will decline unless prices substantially increase. To increase reserves and production, we must:

•	continue our development drilling and recompletion programs;

•	pursue our exploration drilling program; and

•	undertake other replacement activities, including property acquisitions.

We cannot assure, however, the success of our exploration, development and acquisition activities.

Our use of hedging arrangements could result in financial losses or reduce our income.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. These hedging arrangements expose us to risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these hedging arrangements may limit the benefit we would otherwise receive from increases in prices for oil and natural gas.

We have credit exposure resulting from the bankruptcy of Enron Corp. and its subsidiaries.

Enron Corporation is a counterparty to a number of our natural gas hedging and physical delivery contracts. These contracts had a net value owed to us of approximately $35 million at December  31, 2001. We also had a long-term derivative obligation to Enron with a net liability value to us of approximately $43 million at December  31, 2001. Under the terms of the long-term derivative contract, we served Enron with notice of termination and, in accordance with the contract termination provisions, notified Enron that our liability under the contract, as the nondefaulting party, was reduced to zero. If the termination provisions of this long-term derivative contract are not enforced, we believe that we will have the right to offset the approximately $35 million due to us from Enron against the approximately $43 million we would then owe to Enron under the long-term derivative contract. If, however, a court should disallow that set-off we could owe Enron approximately $43 million and would recognize a loss of approximately $21 million.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate, and therefore, are inherently uncertain.

Estimating our proved reserves involves many uncertainties, including factors beyond our control. Petroleum engineers consider many factors and make assumptions in estimating oil and natural gas reserves and future net cash flows. These factors include:

•	assumptions concerning future commodity prices, production and development costs, severance and excise taxes and capital expenditures;

•	historical production from the area compared with production rates from similar producing areas; and

•	the assumed effect of governmental regulation.

Lower oil and natural gas prices generally cause lower estimates of proved reserves. Estimates of reserves and expected future cash flows prepared by different engineers, or by the same engineers at different times, may differ substantially. Ultimately, actual production, revenues and expenditures relating to our reserves will vary from any estimates, and these variations may be material.

There are risks in acquiring producing properties.

We constantly evaluate opportunities to acquire oil and natural gas properties and frequently engage in bidding and negotiation for these acquisitions. If successful in this process, we may alter or increase our capitalization through the issuance of additional debt or equity securities, the sale of production payments or other measures. Any change in capitalization affects our risk profile.

A change in capitalization, however, is not the only way acquisitions affect our risk profile. Acquisitions may alter the nature of our business. This could occur when the character of acquired properties is substantially different from our existing properties in terms of operating or geologic characteristics.

Drilling oil and natural gas wells is a high-risk activity and subjects us to a variety of factors that we cannot control.

Our drilling activities subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and we cannot assure that new wells will be productive or that we will recover all or any portion of our investment.

The marketability of our production is dependent upon transportation facilities over which we have no control.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

Property acquisition is a component of our growth strategy, and our failure to complete future acquisitions successfully could reduce our earnings and slow our growth.

Our business strategy has emphasized growth through strategic acquisitions, but we may not be able to continue to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

We face many government regulations that could adversely affect our business.

Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. In particular, our oil and natural gas exploration, development and production, and our storage and transportation of liquid hydrocarbons, are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and natural gas wells and other related facilities. These regulations may become more demanding in the future. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection;

•	reports concerning operations; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property damage;

•	oil spills;

•	discharge of hazardous materials;

•	reclamation costs;

•	remediation and clean-up costs; and

•	other environmental damages.

We may need to expend significant financial and managerial resources to comply with environmental regulations and permitting requirements. Although we believe that our operations generally comply with applicable laws and regulations, we may incur substantial additional costs and liabilities in our oil and natural gas operations as a result of stricter environmental laws, regulations and enforcement policies.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

Our operations are subject to inherent hazards and risks, such as:

•	fires;

•	natural disasters;

•	explosions;

•	formations with abnormal pressures;

•	blowouts;

•	collapses of wellbore, casing or other tubulars;

•	uncontrollable flows of underground natural gas, oil and formation water;

•	weather;

•	failure of oilfield drilling and service tools;

•	changes in underground pressure in a formation that causes the surface to collapse or crater;

•	pipeline ruptures or cement failures; and

•	environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

Any of these events could cause a loss of hydrocarbons, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations, personal injury claims, loss of life, damage to our properties, or damage to the properties of others. In addition, our liability for environmental hazards includes conditions created by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverages include:

•	operator’s extra expense;

•	physical damage to certain assets;

•	employer’s liability;

•	comprehensive general liability;

•	automobile; and

•	workers’ compensation.

We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. We believe that our insurance is adequate and customary for companies of similar size and operation, but losses could occur for uninsured risks or in amounts exceeding existing coverage. The occurrence of an event that is not fully covered by insurance could adversely affect our financial condition and results of operations.

Recent terrorist activities and the potential for military and other actions could adversely affect our business.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. These conditions caused instability in world financial markets and may generate global economic instability. The continued threat of terrorism and the impact of military and other action will likely lead to increased volatility in prices for crude oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating in the United States. Further, the U.S. government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business.

The loss of key personnel could adversely affect our business.

Our success depends upon our Chairman of the Board of Directors and Chief Executive Officer, Bob R. Simpson, our Vice Chairman of the Board and President, Steffen E. Palko, and a limited number of other senior management personnel. Loss of the services of any of these individuals may affect our operations.

Risks Related to the Notes

Because our secured bank revolving credit facility is secured by substantially all of our assets, it is possible that in the event of our insolvency or liquidation there would be insufficient assets remaining to satisfy the claims of the holders of the notes.

We borrow under an $850 million secured bank revolving credit facility that is secured by liens on our producing properties. The notes, however, will not be secured by any of our assets. Therefore, if we become insolvent or are liquidated, or if payment under the secured revolving credit facility is accelerated, the lenders under that facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such indebtedness. Accordingly, secured lenders will have a prior claim on our assets securing their indebtedness. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, that the assets might be insufficient to satisfy in full claims of noteholders. As of March 31, 2002, assuming we had completed this offering and applied the net proceeds as described in “Use of Proceeds,” we would have had approximately $482.8 million of senior secured debt outstanding under our secured bank revolving credit facility and the availability to borrow up to $317.2 million of additional senior secured debt after reducing availability for outstanding letters of credit.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a change of control of XTO Energy, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders. Our secured bank revolving credit facility contains, and any future agreements relating to our indebtedness may contain, provisions restricting our ability to purchase the notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to purchase the notes or we could attempt to refinance the indebtedness that prevents our repurchasing the notes. If we do not obtain a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the notes, which would cause a default under the terms of our other indebtedness.

The notes have no established trading market or history.

The notes will constitute a new class of securities with no established trading market. Although the underwriters have indicated that they intend to make a market in the notes, they are not obligated to do so and any such market-making activities may be terminated or limited at any time. In addition, we do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the prices at which holders would be able to sell their notes. The notes may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the market for non-investment grade debt. Such market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects.

USE OF PROCEEDS

We estimate that net proceeds from the offering will be approximately $341.5 million, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to apply the net proceeds from the offering to:
•	redeem $115 million of our 9 1/4% senior subordinated notes due 2007, plus accrued interest, and pay a related redemption premium of $5.3 million;

•	fund $121 million in recently announced oil and natural gas property transactions; and

•	repay a portion of indebtedness outstanding under our bank revolving credit facility.

Indebtedness under our bank revolving credit facility was incurred to finance acquisitions of oil and natural gas producing properties and to finance development expenditures. In the event that we do not redeem our 9 1/4% senior subordinated notes, the net proceeds instead will be used to repay additional outstanding indebtedness under our bank revolving credit facility. As of March 31, 2002, the weighted average interest rate on borrowings under our bank facility was 3.38% per annum.

CAPITALIZATION

The following table shows our actual capitalization at December 31, 2001 and our capitalization as adjusted to reflect this offering, assuming application of the estimated net proceeds from the offering as described in “Use of Proceeds.”

	Actual	As Adjusted
	(in thousands)
Long-term debt:
Bank revolving credit facility	$556,000	$465,800
7 1/2% senior notes	—	350,000
9 1/4% senior subordinated notes	125,000	—	(a)
8 3/4% senior subordinated notes	175,000	175,000

Total long-term debt	856,000	990,800

Stockholders’ equity:
Common stock ($.01 par value, 250,000,000 shares authorized, 131,988,733 shares issued)	1,320	1,320
Additional paid-in capital	485,094	485,094
Treasury stock (8,215,998 shares)	(64,714)	(64,714)
Retained earnings	328,712	328,712
Accumulated other comprehensive income	70,638	70,638

Total stockholders’ equity	821,050	821,050

Total capitalization	$1,677,050	$1,811,850

(a)
Including call premium, total funds to redeem the 9 1/4% senior subordinated notes are estimated to be $130.3 million. Of this amount, $9.7 million of senior subordinated notes were repurchased on April 1, 2002. If the remaining notes are not redeemed, the offering proceeds intended to be used for such redemption will be used for reduction of our debt under our bank revolving credit facility.

SELECTED HISTORICAL FINANCIAL DATA

The following table shows selected financial information for the five years in the period ended December 31, 2001. Significant producing property acquisitions in each of the years presented affect the comparability of year-to-year financial and operating data. All weighted average shares and per share data have been adjusted for the three-for-two stock splits effected in March 1997, February 1998, September 2000 and June 2001.

	Year Ended December 31
	1997	1998		1999		2000	2001
	(In thousands except production, per share and per unit data)
Consolidated Income Statement Data
Revenues:
Oil and condensate	$75,223	$56,164		$86,604		$128,194	$116,939
Gas and natural gas liquids	110,104	182,587		239,056		456,814	710,348
Gas gathering, processing and marketing	9,851	9,438		10,644		16,123	12,832
Other	3,094	1,297		4,991		(280)	(1,371)

Total Revenues	$198,272	$249,486		$341,295		$600,851	$838,748

Earnings (loss) available to common stock	$23,905	$(71,498	)(a)	$44,964	(b)	$115,235 (c)	$248,816	(d)

Per common share
Basic	$0.27	$(0.73)		$0.43		$1.08	$2.03	(e)

Diluted	$0.26	$(0.73)		$0.42		$1.03	$2.00	(e)

Weighted average common shares outstanding	89,490	97,640		105,341		106,730	122,505

Dividends declared per common share	$0.0667	$0.0711		$0.0178		$0.0222	$0.0367

Consolidated Statement of Cash Flows Data
Cash provided (used) by:
Operating activities	$95,918	$(53,876)		$133,301		$377,421	$542,615
Investing activities	$(309,234)	$(376,564)		$(156,370)		$(133,884)	$(610,923)
Financing activities	$213,195	$438,957		$16,470		$(241,833)	$67,680

Consolidated Balance Sheet Data
Property and equipment, net	$723,836	$1,050,422		$1,339,080		$1,357,374	$1,841,387
Total assets	$788,455	$1,207,005		$1,477,081		$1,591,904	$2,132,327
Long-term debt	$539,000	$920,411		$991,100		$769,000	$856,000
Stockholders’ equity	$170,243	$201,474		$277,817		$497,367	$821,050

Operating Data
Average daily production:
Oil (Bbls)	10,905	12,598		14,006		12,941	13,637
Gas (Mcf)	135,855	229,717		288,000		343,871	416,927
Natural gas liquids (Bbls)	220	3,347		3,631		4,430	4,385
Mcfe	202,609	325,390		393,826		448,098	525,062
Average sales price:
Oil (per Bbl)	$18.90	$12.21		$16.94		$27.07	$23.49
Gas (per Mcf)	$2.20	$2.07		$2.13		$3.38	$4.51
Natural gas liquids (per Bbl)	$9.66	$7.62		$11.80		$19.61	$15.41
Production expense (per Mcfe)	$0.59	$0.53		$0.53		$0.53	$0.57
Taxes, transportation and other (per Mcfe)	$0.22	$0.25		$0.23		$0.35	$0.33
Proved reserves:
Oil (Bbls)	47,854	54,510		61,603		58,445	54,049
Gas (Mcf)	815,775	1,209,224		1,545,623		1,769,683	2,235,478
Natural gas liquids (Bbls)	13,810	17,174		17,902		22,012	20,299
Mcfe	1,185,759	1,639,328		2,022,653		2,252,425	2,681,566

Other Data
Operating cash flow (f)	$89,979	$78,480		$132,683		$344,638	$549,567
Ratio of earnings to fixed charges (g)	2.1x	—	(h)	1.9x		2.8x	7.7x
EBITDA (i)	$111,891	$34,710	(j)	$252,121		$386,182	$597,397	(k)
Capital expenditures	$345,353	$373,263		$413,970		$211,063	$619,370
Ratio of EBITDA to interest expense	4.2x	0.6x	(j)	3.6x		4.7x	10.6x
Ratio of total debt to EBITDA	4.8x	26.5x	(j)	3.9x		2.0x	1.4x

Footnotes on following page.

Footnotes
(a)	Includes effect of a $93.7 million pre-tax net loss on investment in equity securities and a $2 million pre-tax, non-cash impairment charge.

(b)	Includes effect of a $40.6 million pre-tax gain on sale of Hugoton Royalty Trust units.

(c)	Includes effect of pre-tax gain of $43.2 million on significant asset sales, pre-tax derivative fair value loss of $55.8 million and non-cash incentive compensation expense of $26.1 million.

(d)
Includes effect of pre-tax derivative fair value gain of $54.4 million, pre-tax non-cash incentive compensation expense of $9.6 million and after-tax charge for cumulative effect of accounting change of $44.6 million.

(e)	Before cumulative effect of accounting change, earnings per share were $2.39 basic and $2.35 diluted.

(f)
Defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because of exclusion of changes in operating assets and liabilities and exploration expense, this cash flow statistic is different from cash provided (used) by operating activities, as is disclosed under generally accepted accounting principles.

(g)
For purposes of calculating this ratio, earnings include earnings (loss) available to common stock before income tax and fixed charges. Fixed charges include interest costs, the portion of rentals considered to be representative of the interest factor and preferred stock dividends.

(h)	Fixed charges exceeded earnings by $108.4 million. Excluding the effect of items in (a) above, fixed charges exceeded earnings by $19 million.

(i)
Earnings before interest, income tax and depreciation, depletion, amortization and impairment. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings available to common stock or net income.

(j)	Excluding the effect of items in (a) above, EBITDA was $124.2 million, the ratio of EBITDA to interest expense was 2.4x and the ratio of total debt to EBITDA was 7.4x.

(k)	Excludes tax benefit of $24.0 million related to cumulative effect of accounting change.

MANAGEMENT

Directors and Executive Officers

XTO Energy’s board of directors consists of seven members, divided into three classes, and four advisory directors. The members of each class serve three-year terms. Executive officers are elected annually and serve at the discretion of the board of directors. The following table provides information regarding our directors and executive officers:

Name	Age	Position
Bob R. Simpson	53	Chairman of the Board, Chief Executive Officer and Director

Steffen E. Palko	51	Vice Chairman, President and Director

Louis G. Baldwin	52	Executive Vice President, Chief Financial Officer and Advisory Director

Keith A. Hutton	43	Executive Vice President—Operations and Advisory Director

Vaughn O. Vennerberg, II	47	Executive Vice President—Administration and Advisory Director

Bennie G. Kniffen	51	Senior Vice President and Controller

William H. Adams III	43	Director

J. Luther King, Jr.	61	Director

Jack P. Randall	52	Director

Scott G. Sherman	68	Director

Herbert D. Simons	66	Director

Lane G. Collins	61	Advisory Director

Background of Directors and Executive Officers

Bob R. Simpson has been a director of XTO Energy since 1990. A co-founder of XTO Energy with Mr. Palko, Mr. Simpson has served as Chairman since July 1, 1996 and as Chief Executive Officer or similar positions with XTO Energy and its predecessors since 1986. He served as Vice President of Finance and Corporate Development of Southland Royalty Company from 1979 to 1986 and as Tax Manager of Southland Royalty Company from 1976 to 1979.

Steffen E. Palko has been a director of XTO Energy since 1990. A co-founder of XTO Energy with Mr. Simpson, Mr. Palko has served as Vice Chairman and President or similar positions with XTO Energy and its predecessors since 1986. He served as Vice President—Reservoir Engineering of Southland Royalty Company from 1984 to 1986 and as Manager of Reservoir Engineering of Southland Royalty Company from 1982 to 1984.

Louis G. Baldwin has served as Executive Vice President and Chief Financial Officer or similar positions with XTO Energy and its predecessors since 1986. He has served as an advisory director since 2000. He served as Assistant Treasurer of Southland Royalty Company from 1979 to 1986 and as Financial Analyst of Southland Royalty Company from 1976 to 1979.

Keith A. Hutton has served as Executive Vice President—Operations or similar positions with XTO Energy and its predecessors since 1987. He has served as an advisory director since 2000. From 1982 to 1987, he served as Reservoir Engineer with Sun Exploration & Production Company.

Vaughn O. Vennerberg, II has served as Executive Vice President—Administration or similar positions with XTO Energy and its predecessors since 1987. He has served as an advisory director since 2000. From 1984 to 1987, he was employed by Cotton Petroleum Corporation.

Bennie G. Kniffen has served as Senior Vice President and Controller or similar positions with XTO Energy and its predecessors since 1986. From 1976 to 1986, he served as Director of Auditing or similar positions with Southland Royalty Company.

William H. Adams III has been a director of XTO Energy since 2001. He has served as President of Texas Bank—Downtown Fort Worth since 2001. He was employed by Frost Bank from 1995 to 2001 where he most recently served as President of Frost Bank—South Arlington, and prior to that he served as Senior Vice President and Group Leader of Commercial/Energy Lending.

J. Luther King, Jr. has been a director of XTO Energy since 1991. Since 1979, Mr. King has served as President, Principal and Portfolio Manager/Analyst of Luther King Capital Management Corporation, an investment management firm of which Mr. King is the majority shareholder. Previously, he was Vice President and Director of Lionel D. Edie & Company, an investment management firm.

Jack P. Randall has been a director of XTO Energy since August 1997. He is a co-founder of Randall & Dewey, Inc., an oil and gas consulting firm, and has served as its president since 1989. From 1975 to 1989, he was employed with Amoco Production Company where he served as Manager of Acquisitions and Divestitures for seven years.

Scott G. Sherman has been a director of XTO Energy since 1990. He has been the sole owner of Sherman Enterprises, a personal investment firm, for the past 12 years. Previously, Mr. Sherman owned and operated Eaglemotive Industries, an automotive manufacturing company, for 18 years.

Herbert D. Simons has been a director of XTO Energy since 2000. He is presently of counsel as a tax attorney with the law firm of Winstead Sechrest & Minick P.C. Prior to that he was an associate and partner from 1963 through 1999 in the law firm of Butler & Binion, L.L.P., where he specialized in federal income tax law.

Dr. Lane G. Collins has served as an advisory director of XTO Energy since 1998. Dr. Collins has been professor of accounting at Baylor University in Waco, Texas since 1978. From 1973 to 1978, Dr. Collins taught at the University of Southern California.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Indebtedness

We borrow under a revolving credit agreement, which matures on May 12, 2005, with a syndicate of banks. Our revolving credit agreement provides for a revolving line of credit of up to $850 million and limited to the then available borrowing base. The borrowing base is redetermined annually based on the cash flow and discounted present value of future net income from our oil and natural gas reserves and is currently $1.23 billion. Borrowings are secured and are guaranteed by certain of our subsidiaries.

Indebtedness under our revolving credit agreement bears interest at any of the following rates depending on the type of borrowing:

•	the prime rate, plus a spread ranging from 0.125% to 0.25%;

•	the Federal Funds Rate, plus 0.50%, plus a spread ranging from 0.125% to 0.50%; and

•	LIBOR, plus a spread ranging from 1.375% to 1.75%.

The spread under each alternative rate increases as the amount outstanding as a percentage of the borrowing base increases. Interest payments are due quarterly if based on the prime or Federal Funds rate and at the end of each interest period if based on LIBOR.

Our revolving credit agreement currently contains covenants that include, among other things:

•	limitation on our incurrence of additional indebtedness;

•	a requirement to maintain a current ratio of at least 1.0;

•	limitation on our ability to encumber our assets;

•	restriction on the repurchase or prepayment of our subordinated notes and other senior and subordinated indebtedness;

•	restrictions on the payment of dividends;

•	limitation on our making investments;

•	prohibition on the sale of oil, natural gas or mineral properties included in the borrowing base that exceeds $110 million during any calendar year; and

•	limitation on guarantees by our subsidiaries.

Events of default under our revolving credit agreement include, among other things:

•	our failure to pay principal within one day or interest within five days of their respective due dates;

•	a default in the performance of any covenant in our revolving credit agreement that has not been timely cured;

•	a default occurring in the payment of, or other material obligation under, any of our indebtedness exceeding $5,000,000;

•	our bankruptcy, insolvency or dissolution;

•	incurrence of specified liability resulting from termination or other events relating to our employee benefit plans;

•	a deficiency in the borrowing base that has not been timely cured;

•	entry of a final judgment for the payment of money exceeding $5,000,000 that is not timely discharged;

•	a default under and/or acceleration of our subordinated notes (or other subordinated indebtedness); or

•	a change of control.

Upon the occurrence of an event of default under our revolving credit agreement, a majority of the banks may cause the agent, among other things, to terminate the commitment to lend and declare our indebtedness immediately due and payable.

Subordinated Indebtedness

We have outstanding $125 million of 9¼% Senior Subordinated Notes due 2007 and $175 million of 8¾% Senior Subordinated Notes due 2009. Our subordinated notes are unsecured obligations that were issued under separate indentures between XTO Energy and The Bank of New York, as trustee. Interest is paid semiannually.

The terms of the subordinated notes prohibit us from issuing subordinated debt securities ranking senior in right of payment to those notes. Payments and distributions on the subordinated notes are subordinated, to the extent set forth in their respective indentures, in right of payment in full in cash or cash equivalents of all existing and future senior indebtedness, which includes our bank revolving credit facility and the notes.

The indentures relating to the subordinated notes currently contain covenants that include, among other things:

•	limitation on our incurrence of additional indebtedness;

•	limitation on our ability to encumber our assets;

•	restrictions on the payment of dividends;

•	limitation on our making investments;

•	limitation on the application of proceeds from asset sales; and

•	limitation on guarantees by our subsidiaries.

Events of default under the indentures include, among other things:

•	our failure to pay any installment of interest or principal payment when due;

•	a default in the performance of any covenant in the indenture that has not been timely cured;

•	our bankruptcy, insolvency or dissolution;

•	final judgments for the payment of money not timely satisfied, the uninsured portion of which aggregates more than $5,000,000; or

•	a default in the payment of any of our other indebtedness exceeding $5,000,000.

Upon the occurrence of an event of default under an indenture, the trustee or the holders of at least 25% in the aggregate principal amount of the subordinated notes issued under that indenture then outstanding may declare the unpaid principal and accrued interest immediately due and payable.

DESCRIPTION OF THE NOTES

XTO Energy Inc. will issue the notes under the indenture governing senior debt securities of XTO Energy Inc. referred to in the accompanying prospectus, as supplemented by an indenture supplement creating the notes. The notes will be issued in the form of one or more global notes registered in the name of The Depository Trust Company or its nominee, as described under “Description of Debt Securities—Provisions Applicable to Senior Debt Securities—Global Securities” in the accompanying prospectus. The following description and the description in the accompanying prospectus are summaries of the material provisions of the notes, the indenture and the indenture supplement. These descriptions do not restate the indenture and the indenture supplement in their entirety. We urge you to read the indenture and the indenture supplement because they, and not this description, define your rights as holders of the notes. We have filed a copy of the indenture and the indenture supplement as exhibits to the registration statement, which includes the accompanying prospectus.

The description of the notes in this prospectus supplement replaces the description of the general provisions of the notes and the indenture in the accompanying prospectus to the extent that it is inconsistent with the accompanying prospectus. The notes are “senior debt securities” as that term is used in the accompanying prospectus.

In this “Description of the Notes,” references to “we”, “our”, “us” or “XTO Energy” refer to XTO Energy Inc., excluding its subsidiaries. Capitalized terms used in this description are defined below in “—Certain Definitions.”

General

The notes will be unsecured senior obligations of XTO Energy. We will issue the notes only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the notes will be payable, and the notes will be transferable, at our office or agency in the City of New York maintained for those purposes, which initially will be the corporate trust office of the trustee maintained in New York, New York. In addition, we may pay interest at our option on notes not in global form by check mailed to the registered holders of the notes at their addresses. We will not make any service charge for any transfer, exchange or redemption of notes, but we or the trustee may require payment of any tax or other governmental charge that may be payable in connection with transfers, exchanges or redemptions.

We will issue notes with an initial maximum aggregate principal amount of $350 million. We may issue additional notes from time to time after this offering as a part of this series or in one or more additional series. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture as part of this series will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity, Interest and Principal Payments

The notes will mature on April 15, 2012.   Interest on the notes will accrue at the rate of 7 1/2% per annum and will be payable semiannually on April 15 and October 15 of each year, commencing October 15, 2002, to the Person in whose name the note is registered in the note register at the close of business on the April 1 or October 1 next preceding the applicable interest payment date. Interest will be computed on the basis of a 360-day year made up of twelve 30-day months.

Redemption

Optional Redemption.    At any time and from time to time, we may, at our option, redeem all or a portion of the notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

Selection and Notice.    If less than all of the notes are to be redeemed at any time, the trustee will select notes (or any portion of notes in integral multiples of $1,000) for redemption on a pro rata basis, by lot or by another method the trustee deems fair and appropriate. However, no note with a principal amount of $1,000 will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. A new note in a principal amount equal to the unredeemed portion of that note will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption and accepted for payment.

Offers to Purchase.    Upon the occurrence of a Change of Control, we are obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest to the date of purchase, Upon the occurrence of an Asset Sale, we may be obligated to make offers to purchase notes with a portion of the Net Cash Proceeds of the relevant Asset Sale at a purchase price equal to 100% of their principal amount, together with accrued and unpaid interest to the date of purchase. See “—Certain Covenants—Change of Control” and “—Limitation on Disposition of Proceeds of Asset Sales.”

Ranking

Senior Indebtedness versus Notes.    The Indebtedness evidenced by the notes will be unsecured and will rank equal in right of payment with all other senior unsecured indebtedness of XTO Energy.

As of December 31, 2001, after giving pro forma effect to the adjustments described under “Capitalization,” XTO Energy’s senior indebtedness would have been approximately $815.8 million, including $465.8 million of secured indebtedness.

The notes will be unsecured obligations of XTO Energy. Our secured debt and other secured obligations (including obligations under our bank revolving credit agreement) will be effectively senior to the notes to the extent of the value of the assets securing the debt or other obligations.

Liabilities of Subsidiaries versus Notes.    A relatively small portion of our operations is conducted through our subsidiaries. Claims of creditors of subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, and claims of preferred stockholders of those subsidiaries, will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors. Initially, none of those subsidiaries will be Subsidiary Guarantors. See “—Subsidiary Guarantees of the Notes.”

Although the indenture limits the incurrence of Indebtedness (including preferred stock) of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. In addition, the indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See “—Certain Covenants—Limitation on Indebtedness.” Moreover, the indenture does not impose any limitation on the incurrence by any Unrestricted Subsidiary of Indebtedness (including preferred stock).

Subsidiary Guarantees of the Notes

Under the circumstances described below, XTO Energy’s payment obligations under the notes may in the future be jointly and severally guaranteed by existing or future subsidiaries of XTO Energy as Subsidiary Guarantors. None of our subsidiaries will initially execute and deliver the indenture supplement as a Subsidiary

Guarantor. Each Subsidiary Guarantor will guarantee, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of XTO Energy’s obligations under the indenture and the notes, including the payment of principal of, or premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to a maximum amount so that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee would not constitute a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee will be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell all or any portion of its assets to XTO Energy or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a corporation other than XTO Energy or another Subsidiary Guarantor. However, (a) if the resulting or surviving corporation in a consolidation or merger is not the Subsidiary Guarantor, the resulting or surviving corporation must agree to assume that Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations under the indenture and (b) the transaction may not (1) violate any of the covenants described below under “—Certain Covenants” or in the indenture or (2) result in a Default or Event of Default that is continuing.

The Subsidiary Guarantee of any Restricted Subsidiary may be released upon the terms and subject to the conditions described under “—Certain Covenants—Limitations on Non-Guarantor Restricted Subsidiaries.” Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the indenture will be released from its Subsidiary Guarantee and related obligations set forth in the indenture for so long as it remains an Unrestricted Subsidiary.

Although the indenture does not contain any requirement that any subsidiary execute and deliver a Subsidiary Guarantee, certain covenants described below require a Restricted Subsidiary in the future to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

Certain Covenants

The indenture contains, among others, the covenants described below.

Limitation on Indebtedness.    The indenture provides that neither XTO Energy nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively “incur”) any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness. Notwithstanding this restriction, XTO Energy and its Restricted Subsidiaries that are Subsidiary Guarantors may incur additional Indebtedness if (x) our Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of that Indebtedness (and for which financial statements are available), taken as one period, would have been equal to at least 2.5 to 1.0 and (y) no Default or Event of Default shall have occurred and be continuing at the time that additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness. Our Consolidated Fixed Charge Coverage Ratio would be determined at the time of incurrence of additional Indebtedness, after giving pro forma effect to:

•
the incurrence of the new Indebtedness and (if applicable) the application of the net proceeds from that Indebtedness, including to refinance other Indebtedness or to acquire producing oil and natural gas properties, as if the Indebtedness had been incurred and the application of proceeds had occurred at the beginning of the four-quarter period;

•
the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by XTO Energy or its Restricted Subsidiaries since the first day of the four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of the new Indebtedness) as if the other Indebtedness had been incurred, repaid or retired at the beginning of the four-quarter period; and

•
the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired or disposed of by XTO Energy or its Restricted Subsidiaries since the first day of the four-quarter period, as if the acquisition or disposition had occurred at the beginning of such four-quarter period.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness or Permitted Subsidiary Indebtedness, as applicable, or is entitled to be incurred in compliance with the Fixed Charge Coverage Ratio in the preceding paragraph, XTO Energy may, in its sole discretion, classify (or later reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or a portion thereof may be classified (or later reclassified) in whole or in part as having been incurred under more than one of the applicable clauses of Permitted Indebtedness or Permitted Subsidiary Indebtedness or in compliance with the Fixed Charge Coverage Ratio in the preceding paragraph. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Liens.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, or maintain any Lien of any kind, except Permitted Liens, on any of their property or assets (including any intercompany notes), whether owned at the Issue Date or subsequently acquired, or on any income, profits or proceeds from that property, or assign any right to receive that income, unless (1) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (2) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by XTO Energy or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described in the “Limitation on Indebtedness” covenant.

Limitation on Restricted Payments.    (a) The indenture provides that neither XTO Energy nor any Restricted Subsidiary may, directly or indirectly, take the following actions (which are referred to as “Restricted Payments”):

(1)
declare or pay any dividend on, or make any distribution to holders of, any shares of our Capital Stock, other than dividends or distributions payable solely in shares of our Qualified Capital Stock, or options, warrants or other rights to purchase our Qualified Capital Stock;

(2)
purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or Capital Stock of any Affiliate of ours (other than any Restricted Subsidiary of XTO Energy) or any options, warrants or other rights to acquire that Capital Stock. Despite this restriction, and whether or not those actions meet the requirements stated below in this paragraph (a), XTO Energy may purchase, redeem or otherwise retire XTO Energy common stock in an amount not to exceed $10,000,000 in the aggregate for all transactions after the Issue Date, and we may pay the applicable redemption price in connection with a Qualified Redemption Transaction;

(3)
make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness. Despite that restriction, and whether or not those actions meet the requirements stated below in this paragraph (a), we may pay the applicable redemption price in connection with a Qualified Redemption Transaction;

(4)
declare or pay any dividend on or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of XTO Energy (other than to XTO Energy or any of our Restricted Subsidiaries), or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any

Restricted Subsidiary or any options, warrants or other rights to acquire any Capital Stock of a Restricted Subsidiary (other than with respect to any Capital Stock held by us or any of our Restricted Subsidiaries);

(5)	make any Investment (other than a Permitted Investment); or

(6)
incur any guarantee of Indebtedness of any Affiliate other than (X) guarantees of Indebtedness of any Restricted Subsidiary by XTO Energy or (Y) guarantees of our Indebtedness by any Restricted Subsidiary, in each case in accordance with the terms of the indenture;

unless at the time of and after giving effect to the proposed Restricted Payment (A) no Default or Event of Default shall have occurred and be continuing, (B) XTO Energy could incur $1.00 of additional Indebtedness, excluding Permitted Indebtedness, in accordance with the “Limitation on Indebtedness” covenant and (C) the aggregate amount of all Restricted Payments declared or made after April 1, 1997, shall not exceed the sum, without duplication, of the following:

(1)
50% of the aggregate cumulative Consolidated Net Income of XTO Energy accrued on a cumulative basis during the period beginning on May 1, 1997, and ending on the last day of our last fiscal quarter ending prior to the date of the proposed Restricted Payment, or, if aggregate cumulative Consolidated Net Income over that period is a loss, minus 100% of the loss, plus

(2)	the aggregate net cash proceeds received by XTO Energy after April 1, 1997, as capital contributions (other than from a Restricted Subsidiary), plus

(3)
the aggregate net cash proceeds, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy after April 1, 1997, from the issuance or sale (other than to any Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock or any options, warrants or rights to purchase shares of XTO Energy Qualified Capital Stock, plus

(4)
the aggregate net cash proceeds received by XTO Energy after April 1, 1997 (other than from a Restricted Subsidiary) upon the exercise of any options, warrants or rights to purchase shares of XTO Energy Qualified Capital Stock, plus

(5)
the aggregate net cash proceeds, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy after April 1, 1997 from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for XTO Energy Qualified Capital Stock, together with the aggregate cash, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy at the time of conversion or exchange, plus

(6)
to the extent not otherwise included in XTO Energy’s Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to XTO Energy or a Restricted Subsidiary after April 1, 1997 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) made by XTO Energy and our Restricted Subsidiaries in that Unrestricted Subsidiary after April 1, 1997, plus

(7)	$50,000,000.

The amount of any Restricted Payment, if other than cash, is to be determined by the Board of Directors of XTO Energy, whose determination shall be conclusive and evidenced by a Board Resolution.

(b)  Notwithstanding paragraph (a) above, we and our Restricted Subsidiaries may take the following actions so long as (in the case of the second, third, fourth and sixth clauses below) no Default or Event of Default shall have occurred and be continuing:

(1)
the payment of any dividend within 60 days after the date it was declared if the declaration complied with the provisions of paragraph (a) above at the time it was declared; for purposes of any calculation required by the provisions of paragraph (a) above, any payment will be deemed to have been made on the date of declaration;

(2)
the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of XTO Energy or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock;

(3)
the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock;

(4)
the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of (A) any Existing Subordinated Notes or (B) any other Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of XTO Energy so long as, in the case of this subclause (B) only,

—
the principal amount of the new Indebtedness does not exceed the principal amount (or, if the Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with refinancing,

—	the new Subordinated Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and

—
the new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the notes and the new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the notes;

(5)
repurchases, acquisitions or retirements of shares of XTO Energy Qualified Capital Stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligation; and

(6)
repurchases, redemptions or other acquisitions or retirements for value of XTO Energy Capital Stock from our employees or employees of our Restricted Subsidiaries in an amount not to exceed $2,000,000 in the aggregate in any calendar year.

The actions described in the first three clauses and the sixth clause of this paragraph (b) are Restricted Payments that are permitted to be taken in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments (provided that any dividend paid pursuant the first clause of this paragraph (b) will reduce the amount otherwise available when declared, but not also when subsequently paid), and the actions described in the fourth and fifth clauses of this paragraph (b) are permitted to be taken and will not reduce the amount that would otherwise be available for Restricted Payments.

(c) In computing Consolidated Net Income of XTO Energy under paragraph (a) above,

(1)
we will use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of XTO Energy for the remaining portions of that period and

(2)	we will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of XTO Energy that are available on the date of determination.

If we make a Restricted Payment that we believe in good faith at the time is permitted under the requirements of the indenture, that Restricted Payment will be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to our financial statements affecting Consolidated Net Income for any period.

Limitation on Transactions with Affiliates.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of ours other than a Restricted Subsidiary unless the transaction or series of transactions is on terms that are no less favorable to us or the Restricted Subsidiary than those that would be available in a comparable arm’s length transaction with unrelated third parties. In addition, with respect to any one transaction or series of transactions involving aggregate payments in excess of $5,000,000, XTO Energy must deliver an officers’ certificate to the trustee certifying that such transaction or series of transactions complies with the preceding sentence and has been approved by our Board of Directors. With respect to any one transaction or series of transactions involving aggregate payments in excess of $25,000,000, the officers’ certificate must also certify that such transaction or series of transactions has been approved by a majority of the Disinterested Directors or, in the event there are no such Disinterested Directors, that XTO Energy has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in the first sentence above or shall state that such transaction or series of transactions is fair from a financial point of view to XTO Energy or such Restricted Subsidiary. This covenant will not restrict us from paying reasonable and customary regular compensation and fees to our directors who are not our employees or from paying dividends on, or making distributions with respect to, shares of our Capital Stock on a pro rata basis to the extent permitted by the “Limitation on Restricted Payments” covenant.

Change of Control.    Upon the occurrence of a Change of Control, XTO Energy will be obligated to make an offer to purchase all of the then outstanding notes, and not more than 70 nor less than 30 days following the Change of Control, to purchase all of the then outstanding notes validly tendered pursuant to our offer. The purchase price will be equal to 101% of the principal amount of the notes tendered, plus accrued and unpaid interest. The offer is required to remain open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control purchase date.

Not later than the 30th day after the Change of Control, we will mail to each noteholder a notice of the Change of Control offer. The notice will govern the terms of the Change of Control offer and will state, among other things, the procedures that noteholders must follow to accept the Change of Control offer.

There is no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all of the notes delivered by noteholders seeking to accept the Change of Control offer. If we do not have available funds sufficient to pay the Change of Control purchase price or if we are prohibited from purchasing the notes, an Event of Default will occur under the indenture. The definition of “Change of Control” includes an event by which we sell, convey, transfer or lease all or substantially all of our properties to any Person; the phrase “all or substantially all” is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

XTO Energy intends to comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in the event that a Change of Control occurs and we are required to purchase notes as described above. The existence of the noteholders’ right to require XTO Energy to repurchase notes upon a Change of Control may deter a third party from acquiring us in a transaction that constitutes, or results in, a Change of Control.

Limitation on Disposition of Proceeds of Asset Sales.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless

•	XTO Energy or the Restricted Subsidiary receives consideration at the time of the sale at least equal to the Fair Market Value of the assets and properties sold in the Asset Sale and

•
the Fair Market Value of all forms of consideration other than cash, Cash Equivalents and Liquid Securities received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of Adjusted Consolidated Net Tangible Assets at the time each determination is made.

If XTO Energy or any Restricted Subsidiary engages in an Asset Sale, XTO Energy may either

•	apply the Net Cash Proceeds from the Asset Sale to permanently reduce Pari Passu Indebtedness,

•	invest all or any part of the Net Cash Proceeds, within 365 days after the Asset Sale, in Oil and Gas Properties,

•	apply the Net Cash Proceeds to acquire a controlling interest in a Person that is primarily engaged in the Oil and Gas Business, or

•	apply the Net Cash Proceeds to develop or exploit our Oil and Gas Properties.

The amount of Net Cash Proceeds not applied or invested as provided in this paragraph constitutes “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $15,000,000, we will make an offer to purchase, from all noteholders and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds, as follows.

•
XTO Energy will make an offer to purchase (a “Net Proceeds Offer”) from all noteholders in accordance with the procedures set forth in the indenture the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the “Payment Amount”) equal to the product of the Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and Pari Passu Indebtedness required to be repurchased or repaid, if any (subject to proration in the event such amount is less than the aggregate Offered Price of all notes tendered).

•
To the extent required by that Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, XTO Energy will make an offer to purchase Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Indebtedness Amount”) equal to the excess of the Excess Proceeds over the Payment Amount.

•
The offer price for the notes shall be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a “Net Proceeds Deficiency”), XTO Energy may use all or a portion of the Net Proceeds Deficiency for general corporate purposes, subject to the limitations of the “Limitation on Restricted Payments” covenant.

•
If the aggregate Offered Price of notes validly tendered and not withdrawn by holders exceeds the Payment Amount, notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

We will not permit any Subsidiary to be a party to any agreement that would place a restriction of any kind (other than pursuant to law or regulation) on our ability to make a Net Proceeds Offer following any Asset Sale. We intend to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations, if applicable, in the event that an Asset Sale occurs and we are required to purchase notes as described above.

Limitation on Non-Guarantor Restricted Subsidiaries.    (a)  The indenture provides that XTO Energy will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any of our Indebtedness unless

•	it simultaneously executes and delivers a supplemental indenture to the indenture providing for its Subsidiary Guarantee of the notes, and

•
it waives, and agrees not in any manner whatsoever to claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against XTO Energy or any other Restricted Subsidiary as a result of any payment under its Subsidiary Guarantee until the obligations guaranteed are paid in full. In that case, the Restricted Subsidiary will deliver to the trustee an opinion of independent legal counsel as to the due authorization and binding nature of the Subsidiary Guarantee.

This paragraph (a) will not be applicable to

•
any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, the Person becoming a Restricted Subsidiary or

•	any guarantee of any Restricted Subsidiary of Indebtedness of XTO Energy described in the first clause of the definition of “Permitted Indebtedness.”

(b)  The indenture provides that XTO Energy will not, and will not permit any of our Restricted Subsidiaries to, transfer any assets, businesses, divisions, real property or equipment to any Restricted Subsidiary (other than sales of oil and natural gas production in the ordinary course of business at prices under contracts in existence at the Issue Date of the indenture or on terms no less favorable to the Subsidiary than would be obtainable at the time in comparable transactions through arms-length dealings with Persons other than Affiliates of XTO Energy or any transfer that results in Permitted Subsidiary Indebtedness) or acquire Capital Stock of a new Restricted Subsidiary that in either case is not a Subsidiary Guarantor unless (1) the transferee or new Restricted Subsidiary enters into a Subsidiary Guarantee by complying with paragraph (a) of this covenant or (2) the aggregate Fair Market Value, at the time of such proposed transfer or acquisition of the assets proposed to be transferred or Capital Stock proposed to be acquired, together with the aggregate Fair Market Value of all assets previously transferred pursuant to this clause (2) and Capital Stock previously acquired pursuant to this clause (2) does not exceed (x) the greater of $50,000,000 and 5% of Adjusted Consolidated Net Tangible Assets less (y) the book value of total combined assets of all Subsidiaries of XTO Energy at December 31, 2001 as reflected in a consolidating balance sheet of XTO Energy prepared in accordance with GAAP (exclusive, in the case of each of clauses (x) and (y), of intercompany receivables and liabilities due from XTO Energy and assets subject to any Sale/Leaseback Transaction treated as an operating lease in the consolidated financial statements of XTO Energy; provided that, in the case of clause (2), if the Restricted Subsidiary to which such transfer was made or whose Capital Stock was acquired subsequently enters into a Subsidiary Guarantee, such transfer or acquisition shall be treated as having been made pursuant to clause (1)).

(c) Any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to this covenant will provide by its terms that it will be automatically and unconditionally released and discharged upon

•	any sale, transfer or exchange to any Person that is not our Affiliate, of all of our Capital Stock in that Restricted Subsidiary, if the transfer is not prohibited by the indenture,

•
the merger of that Restricted Subsidiary into XTO Energy or any other Restricted Subsidiary, or the liquidation and dissolution of that Restricted Subsidiary, in either case, if not prohibited by the indenture, or

•
the release or discharge, other than through payment, of all guarantees by that Restricted Subsidiary of any Indebtedness other than its obligations under the indenture, and after giving effect to the proposed release and discharge, the aggregate total combined assets of all Restricted Subsidiaries that are not Subsidiary Guarantors (exclusive of intercompany receivables and liabilities due from us and assets subject to a Sale/Leaseback Transaction treated as an operating lease in our consolidated financial statements) do not exceed the greater of $50,000,000 and 5% of Adjusted Consolidated Net Tangible Assets.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

•	pay dividends or make any other distributions on its Capital Stock to us or any Restricted Subsidiary,

•	pay any Indebtedness owed to us or any Restricted Subsidiary,

•	make an Investment in us or any Restricted Subsidiary or

•	transfer any of its properties or assets to us or any Restricted Subsidiary.

This restriction does not apply to encumbrances or restrictions

•	under an agreement in effect or entered into on the date of the indenture,

•
under any agreement or other instrument of a Person acquired by us or any Restricted Subsidiary in existence at the time of acquisition (but not created in contemplation of the acquisition) that applies only to the property or assets of the Person so acquired, or

•
existing under any agreement that extends, renews, refinances or replaces the agreements containing those restrictions on terms not materially less favorable to the noteholders than those under the agreement so extended, renewed, refinanced or replaced.

Limitation on Sale/Leaseback Transactions.    The indenture provides that XTO Energy may not enter into a Sale/Leaseback Transaction with any Person (other than XTO Energy or any Wholly Owned Restricted Subsidiary) or permit any Restricted Subsidiary to do so unless (1) we or our Restricted Subsidiary, at the date of determination, would be able to incur Indebtedness secured by a Lien on the Property subject to that transaction without equally and ratably securing the notes or (2) within six months after the transaction we apply an amount equal to the Attributable Indebtedness of the transaction in the manner and to extent that we must apply Net Cash Proceeds under the “Limitation on Disposition of Proceeds of Asset Sales” covenant.

Limitation on Conduct of Business.    The indenture provides that neither XTO Energy nor any Restricted Subsidiary may engage in the conduct of any business other than the Oil and Gas Business, except that XTO Energy and our Restricted Subsidiaries may engage in any business other than the Oil and Gas Business if consolidated assets of XTO Energy and our Restricted Subsidiaries used in such business do not exceed, at any time, 10% of Adjusted Consolidated Net Tangible Assets.

Reports.    The indenture requires that we file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15(d) of the Exchange Act. We also will be required

•
to file with the trustee copies of those reports and documents within 15 days after the date on which we file them with the SEC or the date on which we would be required to file them if we were so required and

•	to furnish at our cost copies of reports and documents to any noteholder promptly upon written request, whether or not we file any reports or documents with the SEC.

Covenant Termination.    The indenture provides that in the event that the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade rating and no Default has occurred and is continuing under the indenture, upon notice to the trustee under the indenture, XTO and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the following captions:

•	“—Limitation on Indebtedness”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Transactions with Affiliates”;

•	“—Limitation on Disposition of Proceeds of Asset Sales”, except for purposes of the “Limitation on Sale/Leaseback Transactions” covenant;

•	“—Limitation on Non–Guarantor Restricted Subsidiaries”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

•	“—Limitation on Conduct of Business”

(collectively, the “Terminated Covenants”). XTO Energy will remain subject to the provisions of the indenture described under the following captions:

•	“—Limitation on Liens”;

•	“—Change of Control”;

•	“—Limitation on Sale/Leaseback Transactions”;

•	“—Reports”; and

•	“—Merger, Consolidation and Sale of Assets” except for the condition described in clause (3) under that caption.

After termination of the Terminated Covenants,for purposes of complying with the “Limitation on Liens” covenant, the Liens described in clauses (24) and (28) of the definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of our Adjusted Consolidated Net Tangible Assets. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade rating by both rating agencies.

Future Designation of Restricted and Unrestricted Subsidiaries.    The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by our designation of any existing or future Subsidiary as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any of our Subsidiaries, unless the Subsidiary is an oil and gas royalty trust that meets the conditions for designation as an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the indenture. The definition of “Unrestricted Subsidiary” set forth under the caption “—Certain Definitions” describes the conditions and circumstances under which a future Subsidiary may be designated as an Unrestricted Subsidiary by the Board of Directors.

Merger, Consolidation and Sale of Assets

We will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person or group of Affiliated Persons, unless at the time and after giving effect thereto

(1)
either (A) if the transaction or transactions is a merger, we are the surviving Person of such merger, or (B) the Person formed by such consolidation or into which we are merged or to which our properties and assets are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under, the laws of the United States, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the indenture executed and delivered to the trustee, in form satisfactory to the trustee, all our obligations under the notes and the indenture, and, in each case, the indenture shall remain in full force and effect;

(2)
immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously our obligation or an obligation of any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)
except in the case of the consolidation or merger of any Restricted Subsidiary with or into us, immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), we (or the Surviving Entity if we are not the continuing obligor under the indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the “Limitation on Indebtedness” covenant;

(4)
if we are not the Surviving Entity, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the indenture confirmed that its Subsidiary Guarantee of the notes shall apply to such Person’s obligations under the indenture and the notes; and

(5)
if any of the properties or assets of us or any Restricted Subsidiary would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant.

In connection with any consolidation, merger, transfer, lease or other disposition, the Surviving Entity will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture comply with the requirements under the indenture and an opinion of counsel stating that the requirements of the first clause of the preceding paragraph have been complied with. Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of our assets in accordance with the foregoing, in which we are not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, XTO Energy under the indenture with the same effect as if such successor corporation had been named as the company therein, and thereafter we, except in the case of a lease, will be discharged from all obligations and covenants under the indenture and the notes.

Events of Default

The following will be “Events of Default” under the indenture with respect to the notes:

(1)
default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control offer or a Net Proceeds Offer, upon acceleration or otherwise;

(2)	default in the payment of any installment of interest on any of the notes, when, it becomes due and payable, and the continuance of such default for a period of 30 days;

(3)
default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the indenture, the failure to make or consummate a Change of Control offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the “Limitation on Disposition of Proceeds of Asset Sales” covenant;

(4)
XTO Energy or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the indenture (other than a default specified in the first three clauses above) for a period of 30 days after written notice of such failure requiring XTO Energy to remedy the same shall have been given

—	to XTO Energy by the trustee or

—	to XTO Energy and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)
the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, or premium, if any, or interest on any Indebtedness of XTO Energy (other than the notes) or any Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of XTO Energy or any Restricted Subsidiary for money borrowed, if the aggregate principal amount of such Indebtedness exceeds $10,000,000; provided that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)
the commencement of proceedings, or the taking of any enforcement action (including by way of set off), by any holder of at least $10,000,000 in aggregate principal amount of Indebtedness of XTO Energy or any Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of XTO Energy or any Restricted Subsidiary having a Fair Market Value in excess of $10,000,000 individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness;

(7)
any Subsidiary Guarantee shall for any reason cease to be, or be asserted by XTO Energy or any Subsidiary Guarantor, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the indenture);

(8)	certain events giving rise to ERISA liability;

(9)
final judgments or orders rendered against XTO Energy or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either

—	commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or

—	the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(10)	the entry of a decree or order by a court having jurisdiction in the premises

—
for relief in respect of XTO Energy or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or

—
adjudging XTO Energy or any Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of XTO Energy or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of XTO Energy or any Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(11)
the commencement by XTO Energy or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by XTO Energy or any Restricted Subsidiary to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by XTO Energy or any Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of XTO Energy or any Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by XTO Energy or any Restricted Subsidiary in furtherance of any such action.

The accompanying prospectus describes under the caption “Description of Debt Securities—Events of Default, Notice and Waiver” the consequences of unremedied Events of Default and the remedies of noteholders for Events of Default.

Amendments and Waivers

From time to time, we, the Subsidiary Guarantors, if any, and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies in, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any noteholder. Other amendments and modifications of the indenture or the notes may be made by us, any Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	change the Stated Maturity of the principal of, or any installment of interest on any note,

•	reduce the principal amount of, or premium, if any, or interest on any note,

•	change the coin or currency of payment of principal of, or premium, if any, or interest on, any note,

•	impair the right to institute suit for the enforcement of any payment on any note,

•	reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary to modify or amend the indenture,

•	reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

•	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified,

•	modify any provision of the indenture relating to the Subsidiary Guarantees in a manner adverse to the noteholders, or

•
amend, change or modify the obligation of XTO Energy to make and consummate a Change of Control offer in the event of a Change of Control or make and consummate the Net Proceeds offer with respect to any Asset Sale or modify any of the applicable provisions or definitions.

The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, or premium, if any, or interest on the notes.

Legal Defeasance and Covenant Defeasance

The notes will be subject to legal defeasance and covenant defeasance as described in the indenture. See “Description of Debt Securities—Provisions Applicable to Senior Debt Securities—Defeasance” in the accompanying prospectus.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

•
either (1) all the notes previously authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid) have been delivered to the trustee for cancellation or (2) all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and satisfactory arrangements have been made to pay them,

•	we have paid all other sums payable under the indenture by us and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee

The trustee under the indenture is The Bank of New York. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties that are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 contain limitations on the rights of the trustee, should it become a creditor of XTO Energy, to obtain payment of claims in certain cases or to realize on certain property received by it on any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; but if it acquires any conflicting interest and a Default occurs it must eliminate that conflict or resign.

The Bank of New York is also the trustee under indentures for two series of our senior subordinated notes. In accordance with the Trust Indenture Act of 1939, should a default occur with respect to either the notes offered through this prospectus supplement or a series of our senior subordinated notes, The Bank of New York would be required to resign as trustee under either the indenture governing these notes or the subordinated note indentures within 90 days of the default unless the default were cured, waived or otherwise eliminated.

Governing Law

The indenture, the notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Depositary

Initially, the notes will be issued in global form only. The Depository Trust Company will serve as depositary for the notes. DTC has advised XTO Energy that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (1) assumed in connection with as Asset Acquisition from such Person, (2) outstanding at the time such Person becomes a Subsidiary of any other Person (other than Indebtedness incurred in connection with, or in contemplation of, the Asset Acquisition or the Person becoming a Subsidiary) or (3) any renewals, extensions, substitutions, refinancings or replacements of any of that Indebtedness described in clauses (1) and (2), including successive refinancings, so long as

•
any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with such refinancing, and

•	in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and

•	such new Indebtedness has an Average Life longer than the Average Life of the notes and a final Stated Maturity later than the final Stated Maturity of the notes.

“Adjusted Consolidated Net Tangible Assets” means, as of the date of determination,

(a) the sum of:

•
discounted future net revenues from proved oil and natural gas reserves of XTO Energy and our Restricted Subsidiaries (including oil and natural gas reserves owned by an oil and gas royalty trust and attributable to XTO Energy or a Restricted Subsidiary by virtue of its ownership of Capital Stock of such royalty trust) calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of XTO Energy’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from

—	estimated proved oil and natural gas reserves acquired since the date of such year-end reserve report, and

—
estimated oil and natural gas reserves attributable to upward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

—	estimated proved oil and natural gas reserves produced or disposed of since the date of such year-end reserve report and

—
estimated oil and natural gas reserves attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

(all such increases and decreases shall be as estimated by XTO Energy’s petroleum engineers),

•
the capitalized costs attributable to our Oil and Gas Properties and those of our Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on XTO Energy’s books and records as of a date no earlier than the date of its most recent annual or quarterly financial statements;

•	the Net Working Capital on a date no earlier than the date of XTO Energy’s latest quarterly or annual financial statements; and

•
the greater of the net book value on a date no earlier than the date of XTO Energy’s latest quarterly or annual financial statements or the appraised value, as estimated by independent appraisers, of our other tangible assets and those of our Restricted Subsidiaries (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) as of a date no earlier than the date of XTO Energy’s latest audited financial statements, minus (b) the sum of:

•
minority interests (other than a minority interest in a Subsidiary that is a business trust or similar entity that is formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to XTO Energy or a Restricted Subsidiary);

•	any net gas balancing liabilities of XTO Energy and our Restricted Subsidiaries reflected in XTO Energy’s latest audited financial statements;

•
to the extent included in our reserves, the discounted future net revenues, calculated in accordance with SEC guidelines (using prices utilized in our year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of XTO Energy and our Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

•
the discounted future net revenues, calculated in accordance with SEC guidelines, (using prices utilized in our year-end reserve report), attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in our reserve report, would be necessary to fully satisfy the payment obligations of XTO Energy and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If XTO Energy changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if we were still using the successful efforts method of accounting.

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the Properties of such Subsidiary Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person. No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

“Asset Acquisition” means

•
an Investment by XTO Energy or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into XTO Energy or any Restricted Subsidiary or

•
the acquisition by XTO Energy or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to a Person other than us or any of our Restricted Subsidiaries (including, without limitation, by way of a Production Payment or by way of merger or consolidation) (collectively, a “transfer”) directly or indirectly, in one or a series of related transactions, of:

•	any Capital Stock of any Restricted Subsidiary held by XTO Energy or any Restricted Subsidiary;

•	all or substantially all of the properties and assets of any division or line of business of XTO Energy or any of our Restricted Subsidiaries; or

•
any other properties or assets of XTO Energy and our Restricted Subsidiaries other than any abandonment, farm-in, farm-out, lease or sublease of any Oil and Gas Properties in the ordinary course of business or any disposition of hydrocarbons or other mineral products in the ordinary course of business.

The term “Asset Sale”, however, does not include:

•	any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets”;

•	any transfer of property or assets to an Unrestricted Subsidiary, if made in compliance with the provisions described under “Certain Covenants—Limitation on Restricted Payments”;

•
any trade or exchange of Oil and Gas Properties or Capital Stock in any corporation or royalty trust in the Oil and Gas Business owned by XTO Energy or any Restricted Subsidiary for Oil and Gas Properties owned or held by another Person, so long as

—
the Fair Market Value of the Properties or Capital Stock traded or exchanged by XTO Energy or such  Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such Fair Market  Value, to be delivered by XTO Energy or such Restricted Subsidiary) is reasonably equivalent to the  Fair Market Value of the Properties (together with any cash or Cash Equivalents, not to exceed 15% of  such Fair Market Value) to be received by XTO Energy or such Restricted Subsidiary as determined in  good faith by (A) any officer of XTO Energy if such Fair Market Value is less than $5,000,000 and  (B) the Board of Directors as evidenced by a Board Resolution delivered to the trustee if such Fair  Market Value is equal to or in excess of $5,000,000, provided that if such resolution indicates that  such Fair Market Value is equal to or in excess of $10,000,000 such resolution shall be accompanied  by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each  case specializing or having a specialty in Oil and Gas Properties, and

—	such exchange is approved by a majority of the Disinterested Directors of the Company;

•	a Sale/Leaseback Transaction that complies with the “Limitation on Sale/Leaseback Transactions” covenant; or

•	any transfer of properties or assets having a Fair Market Value of less than $2,000,000.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (1) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (2) the amount of each such principal payment by (b) the sum of all such principal payments.

“Board of Directors” means, with respect to XTO Energy, either the board of directors of XTO Energy or any duly authorized committee of such board of directors, and, with respect to any Restricted Subsidiary, either the board of directors of such Restricted Subsidiary or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of XTO Energy to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification, and delivered to the trustee, and with respect to a Restricted Subsidiary, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Restricted Subsidiary to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capital Stock” means with respect to any Person, any and all shares, units of beneficial interest (including of a royalty trust), interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into an equity interest in such Person.

“Cash Equivalents” means:

(1)
Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any of its agencies or instrumentalities (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)
demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, having combined capital and surplus and undivided profits of not less than $500,000,000;

(3)
commercial paper with a maturity of 365 days or less issued by a corporation that is not our Affiliate and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause of this definition entered into with any commercial bank meeting the specifications of the second clause of this definition; and

(5)	overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualification specified in the second clause of this definition.

“Change of Control” means the occurrence of any of the following events:

(1)
any “person” or “group” (as those terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of XTO Energy;

(2)
XTO Energy, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sell, convey, transfer or lease all or substantially all of the assets of XTO Energy and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries to any Person (other than XTO Energy or a Wholly Owned Restricted Subsidiary);

(3)
during any consecutive two-year period, individuals who at the beginning of that period constituted the Board of Directors of XTO Energy (together with any new directors whose election or nomination for election by the stockholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of XTO Energy then in office; or

(4)	the liquidation or dissolution of XTO Energy.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of

•
the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of XTO Energy and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to

•	the sum of such Consolidated Interest Expense for such period;

provided that (1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the “Limitation on Indebtedness” covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (2) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the “Limitation on Indebtedness” covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (3) notwithstanding clauses (1) and (2) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (4) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including franchise taxes based on income) of XTO Energy and our Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

•	interest expense of XTO Energy and our Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP, including

•	any amortization of debt discount,

•	the net cost under Interest Rate Protection Obligations (including any amortization of discounts),

•	the interest portion of any deferred payment obligation,

•	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and

•	all accrued interest, in each case to the extent attributable to such period;

•
if any Indebtedness of any Person (other than XTO Energy or a Restricted Subsidiary) that is guaranteed by XTO Energy or any Restricted Subsidiary, is in default, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to the period;

•
the aggregate amount of the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by XTO Energy and our Restricted Subsidiaries during that period as determined on a consolidated basis in accordance with GAAP; and

•	the aggregate amount of dividends paid or accrued on our Redeemable Capital Stock that is owned by Persons other than Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of XTO Energy and our Restricted Subsidiaries as determined in accordance with GAAP, adjusted by excluding:

•	net after-tax extraordinary gains or losses (less related fees or expenses);

•	net after-tax effect of changes on or after January 1, 2001 in accounting principles;

•	net after-tax gains or losses (less related fees or expenses) attributable to Asset Sales;

•
the net income (or net loss) of any Person (other than XTO Energy or any of its Restricted Subsidiaries or any oil and gas royalty trust) in which XTO Energy or any of its Restricted Subsidiaries has an ownership interest except to the extent of the amount of dividends or other distributions actually paid to XTO Energy or our Restricted Subsidiaries by such other Person during such period (regardless whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period);

•
the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

•	income resulting from transfers of assets received by XTO Energy or any Restricted Subsidiary from an Unrestricted Subsidiary;

•	any write-downs of non-current assets; provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

•	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133).

“Consolidated Non-cash Charges “ means, for any period, the aggregate depreciation, depletion, amortization (including amortization of capitalized debt issuance costs), impairment and other non-cash expenses ( including any exploration expense) of XTO Energy and its Restricted Subsidiaries reducing Consolidated Net Income for that period, determined on a consolidated basis in accordance with GAAP.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of XTO Energy is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors of XTO Energy who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of XTO Energy) in or with respect to such transaction or series of transactions.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor act thereto.

“Existing Subordinated Notes” means all or any of (1) XTO Energy’s 9 1/4% Senior Subordinated Notes due 2007 issued in the original aggregate principal amount of $125,000,000 and outstanding at the Issue Date and (2) XTO Energy’s 8 3/4% Senior Subordinated Notes due 2009 issued in the original aggregate principal amount of $175,000,000 and outstanding at the Issue Date.

“Fair Market Value” means the fair market value of a Property (including Capital Stock) or Redeemable Capital Stock as determined by a Board Resolution of XTO Energy adopted in good faith, which determination shall be conclusive for purposes of the indenture; provided that unless otherwise specified in the indenture, the Board of Directors shall be under no obligation to obtain any valuation or assessment from any investment banker, appraiser or other third party.

“GAAP” means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the indenture.

“Guarantee” means, as applied to any obligation:

•	a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) of any part or all of that obligation; and

•
an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of that obligation, including the payment of amounts drawn down by letters of credit.

“Indebtedness” means, with respect to any Person:

(1)
all liabilities of that Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such Person in connection with any letter of credit, bankers’ acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)
all obligations of that Person evidenced by bonds, notes, debentures or other similar instruments, if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)
all Indebtedness of that Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(4)	all capitalized lease obligations of that Person;

(5)
the Attributable Indebtedness (in excess of any related capitalized lease obligations) related to any Sale/Leaseback Transaction of such Person unless the Sale/Leaseback Transaction has been entered into in reliance upon and complies with the “Limitation on Sale/Leaseback Transactions” covenant;

(6)
all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contract rights) owned by that Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation secured);

(7)
all guarantees by that Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);

(8)	all Redeemable Capital Stock of that Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(9)	all obligations of that Person under currency exchange contracts, Interest Rate Protection Obligations and Oil and Gas Hedging Contracts; and

(10)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to above.

The “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the “maximum fixed repurchase price” shall be the book value of such Redeemable Capital Stock. Subject to the seventh clause above, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and includes interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries’ exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to or any purchase or acquisition by that Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted

Subsidiary at the time it becomes an Unrestricted Subsidiary shall be deemed to be an “Investment” made by XTO Energy in such Unrestricted Subsidiary at such time. “Investments” do not include

•	extensions of trade credit on commercially reasonable terms in accordance with normal trade practices,

•
Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness” covenant, but only to the extent that the notional principal amount of the Interest Rate Protection Obligations does not exceed 105% of the principal amount of the Indebtedness to which the Interest Rate Protection obligations relate and

•	bonds, notes, debentures or other securities or evidences of Indebtedness received in compliance with the “Limitation on Disposition of Proceeds of Asset Sales” covenant.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P.

“Issue Date” means the first day on which XTO Energy issues notes under the indenture supplement. The indenture supplement will be dated as of the Issue Date.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities of an issuer that is not an Affiliate of XTO Energy, that are publicly traded on a national securities exchange or the Nasdaq Stock Market and upon which XTO Energy or any Restricted Subsidiary has no selling restrictions. XTO Energy or any Restricted Subsidiary shall not be deemed to have selling restrictions on any securities under the Securities Act of 1933 if it has registration rights for those securities.

“Make-Whole Amount” with respect to a note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such note. “Treasury Rate” is defined as the yield to maturity (calculated on semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (510), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the notes; provided that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. “Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Stated Maturity of the notes.

“Make-Whole Price” means the sum of the outstanding principal amount of the notes to be redeemed plus the Make-Whole Amount of those notes.

“Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the sale proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to XTO Energy or any Restricted Subsidiary), net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to the Asset Sale,

•	provisions for all taxes payable as a result of the Asset Sale,

•	amounts required to be paid to any Person (other than XTO Energy or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

•
appropriate amounts to be provided by XTO Energy or a Restricted Subsidiary as a reserve required in accordance with GAAP consistently applied against any liabilities associated with the Asset Sale and retained by XTO Energy or any Restricted Subsidiary after the Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee; provided that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

“Net Working Capital” means all current assets of XTO Energy and our Restricted Subsidiaries, minus all current liabilities of XTO Energy and our Restricted Subsidiaries, except current liabilities included in Indebtedness, all as set forth in our financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of XTO Energy or a Restricted Subsidiary incurred in connection with the acquisition by XTO Energy or a Restricted Subsidiary of any property or assets and as to which (1) the holders of that Indebtedness agree that they will look solely to the Property securing the Indebtedness for payment of that Indebtedness and (2) no default with respect to the Indebtedness would permit (after notice or passage of time or both), according to its terms any holder of any other Indebtedness of XTO Energy or a Restricted Subsidiary to declare a default on the other Indebtedness or cause payment to be accelerated or payable prior to its stated maturity.

“Oil and Gas Business” means:

•	the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon Properties,

•	the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from those interests or Properties,

•
any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, natural gas and other minerals and products produced in association with oil, natural gas and other minerals, and

•	any activity necessary, appropriate or incidental to the activities described above.

“Oil and Gas Hedging Contracts” means any arrangements or agreements designed to provide protection against price fluctuations of oil, natural gas or other commodities.

“Oil and Gas Property” means any Property or interest in Property used or useful in the Oil and Gas Business.

“Pari Passu Indebtedness” means any Indebtedness that is pari passu in right of payment to the notes.

“Permitted Indebtedness” means any of the following:

(1)
Indebtedness of XTO Energy under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding under this clause not to exceed the greater of (A) $850,000,000 and (B) the sum of (x) $400,000,000 and (y) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Pari Passu Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the “Limitation on Disposition of Proceeds from Asset Sales” covenant (the “Maximum Credit Amount”) (with the Maximum Credit Amount to be an aggregate maximum amount for XTO Energy and all Restricted Subsidiaries pursuant to the first clause of the definition of “Permitted Subsidiary Indebtedness”), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each a “refinancing”) by XTO Energy, including any successive refinancings by XTO Energy, so long as the aggregate principal amount of any new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (and the first clause of the definition of “Permitted Subsidiary Indebtedness”), does not at any one time exceed the Maximum Credit Amount;

(2)	Indebtedness of XTO Energy under the notes;

(3)	Indebtedness of XTO Energy outstanding on the date of the indenture (and not repaid or defeased with the proceeds of the notes);

(4)
obligations of XTO Energy pursuant to Interest Rate Protection Obligations that do not exceed 105% of the aggregate principal amount of the Indebtedness covered and obligations under currency exchange contracts and Oil and Gas Hedging Contracts entered into in the ordinary course of business;

(5)	Indebtedness of XTO Energy to any Restricted Subsidiaries;

(6)	in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(7)
Indebtedness under bid, performance or surety bonds issued for the account of XTO Energy or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than an obligation for borrowed money);

(8)
any renewals, extensions, substitutions, refinancings or replacements (a “refinancing”) by XTO Energy of any Indebtedness of XTO Energy incurred in compliance with clauses (x) and (y) described in the “Limitation on Indebtedness” covenant or pursuant to the second, third, eighth or tenth clauses of this definition, including any successive refinancings by XTO Energy, so long as

—
any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with such refinancing,

—	in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and

—
such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

(9)	Non-Recourse Indebtedness;

(10)
Purchase Money Indebtedness of XTO Energy, including any refinancings pursuant to the eighth clause of this definition, which when added to Purchase Money Indebtedness of all Restricted Subsidiaries pursuant to the eleventh clause of the definition of Permitted Subsidiary Indebtedness does not exceed $50,000,000 in aggregate principal amount; and

(11)	other Indebtedness not in excess of $50,000,000.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in XTO Energy or any of our Restricted Subsidiaries;

(3)	Investments in an amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets as of the date of the making or incurrence of such Permitted Investment at any one time outstanding;

(4)
Investments by XTO Energy or our Restricted Subsidiaries in another Person, if as a result of such Investment such other Person (A) becomes our Restricted Subsidiary or (B) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, XTO Energy or a Restricted Subsidiary;

(5)
entry into operating agreements, joint ventures, partnership agreements, limited liability company agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, or arrangements, and associated Investments, contributions of Property and expenditures, pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)	entry into any Oil and Gas Hedging Contracts in the ordinary course of business;

(7)	Investments in Capital Stock of any oil and gas royalty trust;

(8)	entry into a joint venture or partnership agreement in connection with ownership and operation of office and building real estate and related assets and contribution of assets to that entity; or

(9)	loans and advances to employees of XTO Energy or our Restricted Securities in an amount not exceeding $2,000,000 in the aggregate outstanding at any one time.

“Permitted Liens’’ means the following types of Liens:

(1)	Liens existing on the Issue Date;

(2)	Liens securing the notes;

(3)	Liens in favor of XTO Energy or a Subsidiary Guarantor;

(4)
Liens securing refinancings (as defined in the eighth clause of the definition of Permitted Indebtedness) of secured Indebtedness so long as such Liens extend only to cover the property or assets currently securing the Indebtedness being refinanced;

(5)
Liens for taxes, assessments and governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which XTO Energy or our Restricted Subsidiaries shall have set aside on our books such reserves as may be required pursuant to GAAP;

(6)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith and as to which XTO Energy or our Restricted Subsidiaries shall have set aside on our books such reserves as may be required pursuant to GAAP;

(7)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (excluding obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, or instruments related to the ownership, exploration and production of oil, natural gas and minerals on state, federal or foreign lands or waters);

(8)
judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9)
easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of our business or the business of any of our Restricted Subsidiaries;

(10)	any interest or title of a lessor under any capitalized lease obligation or operating lease;

(11)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of XTO Energy or any Restricted Subsidiary;

(12)	Liens securing obligations under Oil and Gas Hedging Contracts;

(13)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and related products and proceeds;

(15)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of XTO Energy or our Restricted Subsidiaries relating to such property or assets;

(16)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(17)	Liens securing Interest Rate Protection Obligations that relate to Indebtedness that is secured by Liens otherwise permitted under the indenture;

(18)	Liens on properties to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation of those properties;

(19)	Liens on pipeline or pipeline facilities which arise by operation of law;

(20)
Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and natural gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21)	Liens reserved in oil, natural gas and mineral leases for bonus or rental payments, and for compliance with the terms of those leases;

(22)
Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title, which in each case were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property and services, and in the aggregate do not materially adversely affect the value of the Property of XTO Energy and our Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held;

(23)
Liens securing Non-Recourse Indebtedness, provided that the related Non-Recourse Indebtedness shall not be secured by any property or assets of XTO Energy or any Restricted Subsidiary other than the property and assets acquired with the proceeds of such Non-Recourse Indebtedness;

(24)
Liens securing Indebtedness incurred under one or more bank credit or revolving credit facilities in compliance with the “Limitation on Indebtedness” covenant, including Indebtedness incurred in accordance with the first clause of the definition of “Permitted Indebtedness” and/or the first clause of the definition of “Permitted Subsidiary Indebtedness”;

(25)
(A) Liens upon any Property of any Person existing at the time of such Person’s acquisition by XTO Energy or a Restricted Subsidiary, (B) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with XTO Energy or any Restricted Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to XTO Energy or any Restricted Subsidiary, or (C) Liens upon any Property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger or consolidation, transfer or acquisition and that no such Lien shall extend to or cover any Property of XTO Energy or any Restricted Subsidiary other than the Property being acquired and improvements thereon;

(26)
purchase money Liens granted or assumed in connection with the acquisition of assets in the ordinary course of business and consistent with past practices; provided that (A) such Liens attach only to the property so acquired with the Purchase Money Indebtedness secured and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(27)
other Liens of XTO Energy that, at the date incurred, when taken together with all other Liens previously incurred in reliance upon this clause, secure Indebtedness in an aggregate principal amount not in excess of 10% of Adjusted Consolidated Net Tangible Assets; and

(28)
any Lien that is deemed to arise as the result of the sale or transfer of a Production Payment that does not involve the creation of a guaranty of the type described in clause (7) of the definition of Indebtedness.

“Permitted Subsidiary Indebtedness” means any of the following:

(1)
Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities and “refinancings” in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and XTO Energy, pursuant to the first clause of the definition of “Permitted Indebtedness”);

(2)	Indebtedness of any Restricted Subsidiary outstanding on the Issue Date;

(3)
obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations that do not exceed 105% of the aggregate principal amount of the Indebtedness covered by those Interest Rate Protection Obligations, and obligations under any Oil and Gas Hedging Contracts entered into by any Restricted Subsidiary in the ordinary course of business;

(4)	the Subsidiary Guarantees (and any assumption of the guaranteed obligations);

(5)
Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness of the type described in the first clause of the definition of “Permitted Indebtedness”;

(6)	in-kind obligations relating to net gas balancing positions arising in the ordinary course of business consistent with past practice;

(7)
Indebtedness under bid, performance or surety bonds or other reimbursement obligations issued for the account of any Restricted Subsidiary in the ordinary course of business (including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations for borrowed money);

(8)	Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to XTO Energy;

(9)	Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to paragraph (a) of the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant;

(10)	Non-Recourse Indebtedness;

(11)
Purchase Money Indebtedness of any Restricted Subsidiary which, when added to Purchase Money Indebtedness of all other Restricted Subsidiaries under this clause, including refinancings of any of such Purchase Money Indebtedness pursuant to the following clause, and Purchase Money Indebtedness of XTO Energy under the tenth clause of the definition of Permitted Indebtedness, including refinancings of that Purchase Money Indebtedness pursuant to the eighth clause of the definition of Permitted Indebtedness, does not exceed $50,000,000 in aggregate principal amount;

(12)
any renewals, extensions, substitutions, refinancings or replacements (a “refinancing”) by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred in compliance with the Consolidated Fixed Charge Coverage Ratio requirement in the “Limitation on Indebtedness” covenant or pursuant to the second or eleventh clauses of this definition, including any successive refinancings by such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing and (B) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced; and

(13)	other Indebtedness of the Restricted Subsidiaries in an aggregate principal amount not in excess of $50,000,000 at any one time outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any governmental agency or political subdivision.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including all classes and series of preferred or preference stock of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in any other Person.

“Public Market” exists at any time with respect to our Qualified Capital Stock if it is then (1) registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act and (2) traded either on a national securities exchange or on the Nasdaq Stock Market.

“Purchase Money Indebtedness” means Indebtedness incurred in connection with the purchase of assets in the ordinary course of business; provided that such Indebtedness is incurred within 180 days of the purchase of such assets and the principal amount does not exceed 100% of the purchase price of the assets acquired.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Redemption Transaction” means a call for redemption of any Capital Stock or Subordinated Indebtedness (including any Subordinated Indebtedness accounted for as a minority interest of XTO Energy that is held by a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to XTO Energy or a Restricted Subsidiary) that by its terms is convertible into common stock of XTO Energy if on the date of notice of such call for redemption (1) a Public Market exists in the shares of common stock of XTO Energy and (2) the average closing price on the Public Market for shares of common stock of XTO Energy for the 20 trading days immediately preceding the date of notice exceeds 120% of the conversion price per share of common stock of XTO Energy issuable upon conversion of the Capital Stock or Subordinated Indebtedness called for redemption.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by XTO Energy (as evidenced by a Board Resolution of XTO Energy) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to 91 days after the final Stated Maturity of the notes or is redeemable at the option of its holder at any time prior to 91 days after such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to 91 days after such final Stated Maturity.

“Restricted Subsidiary” means any Subsidiary of XTO Energy, unless that Subsidiary is an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets (except in the case of XTO Energy or any Restricted Subsidiary, any interest in the W.T. Waggoner Building, 810 Houston Street, Fort Worth, Texas) are sold or transferred and are thereafter leased back from the purchaser or transferee by such Person or one or more of its Restricted Subsidiaries.

“Stated Maturity” means, when used with respect to any note or related installment of interest, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or installment of interest, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of XTO Energy that is expressly subordinated in right of payment to the notes, including the Existing Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, either alone or with one or more of its Subsidiaries or (2) a Person other than a corporation (including any joint venture or any oil and gas royalty trust) in which the owning Person, either alone or with one or more of its Subsidiaries, directly or indirectly, at the date of determination, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees of such Person (or other Persons performing similar functions).

“Subsidiary Guarantee” means any guarantee of the notes by (1) any Subsidiary Guarantor in accordance with the provisions set forth in “—Subsidiary Guarantees of the Notes” and (2) any Restricted Subsidiary in accordance with the provisions set forth in the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant.

“Subsidiary Guarantor” means (1) each of our Restricted Subsidiaries that becomes a guarantor of the notes in compliance with the provisions described under “—Subsidiary Guarantees of the Notes” or the provisions of the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant and (2) each of our Subsidiaries executing a supplemental indenture in which that Subsidiary agrees to be bound by the terms of the indenture and to guarantee the payment of the notes pursuant to the provisions described under “—Subsidiary Guarantees of the Notes.”

“Unrestricted Subsidiary” means (1) any Subsidiary of XTO Energy that our Board of Directors designates as an Unrestricted Subsidiary, Hugoton Royalty Trust and any other oil and gas royalty trust Subsidiary that meets the criteria for designation as an Unrestricted Subsidiary set forth in the next sentence of this definition and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of XTO Energy as an Unrestricted Subsidiary so long as (a) neither we nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of that Subsidiary, (b) no default with respect to any Indebtedness of that Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of other Indebtedness of XTO Energy or any Restricted Subsidiary to declare a default on that other Indebtedness or cause payment to be accelerated or payable prior to its Stated Maturity, (c) neither we nor any Restricted Subsidiary has made an Investment in that Subsidiary unless that Investment was made in accordance with the “Limitation on Restricted Payments” covenant (other than Investments of the type described in the fourth clause of the definition of “Permitted Investments”), and (d) the designation shall not result in the creation or imposition of any Lien on any of our Properties or the properties of any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided that with respect to clause (a), we or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (A) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (B) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by our Board of Directors shall be evidenced to the trustee by filing a Board Resolution of such designation with the trustee. Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to the designation, (1) no Default or Event of Default shall have occurred and be continuing, (2) we could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the “Limitation on Indebtedness” covenant and (3) if any of our Properties or Properties of any Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of the Lien is in compliance with the “Limitation on Liens” covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of a Person means any class or classes of Capital Stock pursuant to which the holders have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Person (irrespective of whether or not, at the time, stock of any other class or classes would have voting power by reason of the happening of any contingency).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax considerations of purchasing, owning and disposing of the notes. This discussion applies only to the initial holders of the notes who acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships or other pass-through entities.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any U.S. state or local income or foreign income or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described in this discussion. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision of the U.S., including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•
a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable in the manner described under “ —Payments of Interest”; and

•	your tax basis in the notes.

Your tax basis in your notes generally will equal the amount you paid for the notes. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service.

In general, “backup withholding” may apply:

•	to any payments made to you of principal of and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The backup withholding note for 2002 is 30%. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are not a U.S. holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the U.S.:

•	on at least 31 days in the calendar year, and

•
for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•
you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed Form W-8BEN or appropriate substitute form to:

—	us or our paying agent; or

—
a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of principal and interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below. (Please read “—U.S. Federal Income Tax” below.)

U.S. Federal Income Tax

Except for the possible application of U.S. withholding tax (please read “—U.S. Federal Withholding Tax” above) and backup withholding tax (please read “—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (if, in the case of proceeds representing accrued interest, the conditions described in “—U.S. Federal Withholding Tax” are met) unless:

•
in the case of gain, you are an individual who is present in the U.S. for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are present; or

•
the income or gain is effectively connected with your conduct of a U.S. trade or business, or, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the U.S. and interest, gain or any other income regarding your notes is effectively connected with the conduct of your trade or business, or, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net basis on the interest, gain or income. Interest, however, is exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

U.S. Federal Estate Tax

If you are an individual and are not a U.S. citizen or a resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote; or

•	your interest in the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in “—U.S. Holders” above). We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell your notes though a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes;

•
is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business; or

•	is a branch of a foreign bank or insurance company.

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

We intend to offer the notes through the underwriters named below. We have entered into an underwriting agreement, dated April 17, 2002, with the underwriters pursuant to which, on the terms and subject to the conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of notes listed opposite their names below:

Underwriter	Principal Amount of Notes
Lehman Brothers Inc.	$131,250,000
Salomon Smith Barney Inc.	78,750,000
Banc of America Securities LLC	35,000,000
Deutsche Bank Securities Inc.	35,000,000
J.P. Morgan Securities Inc.	35,000,000
Credit Lyonnais Securities (USA) Inc.	17,500,000
Hibernia Southcoast Capital, Inc.	17,500,000

Total	$350,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to customary conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer part of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and in part to certain dealers at a price that represents a concession not in excess of 0.25% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.12% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase from us. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes. The notes will not be listed on any securities exchange.

It is expected that delivery of the notes will be made against payment therefor on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement.

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed, during the period ending 90 days from the date of this prospectus supplement, not to issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities (except for the notes) with substantially similar terms to the notes without the consent of the Joint Book-Running Managers.

In the ordinary course of its business, the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions. In addition, affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Credit Lyonnais Securities (USA) Inc. are lenders under our bank revolving credit facility.

Because more than 10% of the net proceeds of the offering may be paid to affiliates of the underwriters, the offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Lehman Brothers Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus supplement, is no lower than that recommended by Lehman Brothers Inc.

You should read “Plan of Distribution” in the accompanying prospectus for further information regarding the distribution of the notes.

VALIDITY OF OFFERED NOTES

The validity of the offered notes will be passed upon for us by Kelly, Hart & Hallman, P.C., Fort Worth, Texas, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report relating to those financial statements, and are incorporated by reference in this prospectus in reliance upon their authority as experts in accounting and auditing. Any future audited financial statements and the reports of our independent public accountants with respect to those audited financial statements hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the authority of that firm as experts in giving those reports to the extent it has audited those financial statements and consented to the use of their reports with respect to those audited financial statements.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and natural gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

OTHER MATTERS

On March 14, 2002, our independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corporation. Arthur Andersen has pled not guilty and indicated that it intends to contest the indictment. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen and interim financial statements reviewed by it so long as Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Our Audit Committee has been monitoring these developments and is currently evaluating the selection of independent public accountants for 2002. Our access to capital markets could be temporarily impaired if for any reason Arthur Andersen is unable to perform required audit-related services for us, and in such event we would promptly seek to engage a new independent public accounting firm or take other necessary actions in order to maintain our access to capital markets.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement.

We incorporate by reference the following documents which, if filed prior to June 1, 2001, were filed with the SEC under XTO Energy’s previous name, Cross Timbers Oil Company:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Current Reports on Form 8-K filed on April 12, 2002 (report dated April 11, 2002) and on April 17, 2002 (report dated April 16, 2002);

•	The description of XTO Energy’s common stock contained in Form 8-A dated April 8, 1993, as amended by Amendment No. 1 dated September 18, 1996; and

•
All other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but before the end of the offering of the securities made by this prospectus supplement.

As a recipient of this prospectus supplement, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

XTO Energy Inc.
Attn: Investor Relations
810 Houston Street
Fort Worth, Texas 76102
(817) 885-2800

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

In this prospectus supplement the following terms have the meanings specified below.

Bbl—One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcf—One billion cubic feet of natural gas.

Bcfe—One billion cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

Btu—A British Thermal Unit, a common unit of energy measurement.

Estimated Future Net Revenues(also referred to as estimated future net cash flows)—The result of applying current prices of oil and natural gas to estimated future production from oil and natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead.

MBbl—One thousand Bbl.

Mcf—One thousand cubic feet of natural gas.

Mcfe—One thousand cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

MMBtu—One million British Thermal Units (Btus).

MMcf—One million cubic feet of natural gas.

MMcfe—One million cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

Natural Gas Revenue—Includes revenue related to the sale of natural gas, natural gas liquids and plant products.

Net Oil and Natural Gas Wells or Acres—Determined by multiplying “gross” oil and natural gas wells or acres by our interest in such wells or acres.

NYMEX—New York Mercantile Exchange, where futures and options contracts for the oil and natural gas industry and some precious metals are traded.

Oil Revenue—Includes revenue related to the sale of oil and condensate production.

Proved Developed Reserves—Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved Reserves—The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

Proved Undeveloped Reserves—Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Reserve-to-Production Index—An estimate, expressed in years, of the total estimated proved reserves attributable to a producing property divided by annual production from the property.

Standardized Measure of Discounted Future Net Cash Flows—Also referred to herein as “standardized measure.” It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.

Tcfe—One trillion cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

PROSPECTUS

$600,000,000

XTO Energy Inc.

Debt Securities
Preferred Stock
Common Stock
Warrants

This prospectus contains summaries of the general terms of these securities and the general manner in which they will be offered for sale. At the time of each offering we will provide the specific terms, manner of offering and the initial public offering price of the securities in a supplement to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Additionally, various stockholders of XTO Energy may offer and sell shares of common stock from time to time. The total of all securities offered by us and by selling stockholders will not exceed combined initial offering prices of $600,000,000.

XTO Energy Inc.’s common stock is listed on the New York Stock Exchange under the symbol “XTO.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 14, 2001.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell from time to time in one or more offerings any combination of the securities described in this prospectus. The total dollar amount of the securities we may sell through these offerings will not exceed $600,000,000. For further information about the securities and us you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. For a complete description of the terms of these documents, you should review the full texts, which are included as exhibits to our registration statement. The registration statement can be obtained from the SEC as described below under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains more specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information included in our reports, proxy statements and other information filed with the Securities and Exchange Commission. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus and information that we previously filed with the SEC and incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Woolworth Building
233 Broadway
New York, New York 10279

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661

You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect the reports and other information we file with the SEC at:

New York Stock Exchange
20 Broad Street
New York, New York 10005

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the following documents which, prior to June 1, 2001, were filed with the SEC under XTO Energy’s previous name, Cross Timbers Oil Company:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001;

•
Current Reports on Form 8-K filed on January 12, 2001 (Report dated January 3, 2001), May 24, 2001 (Report dated May 15, 2001), June 20, 2001 (Report dated June 11, 2001) and December 6, 2001 (Report dated December 3, 2001);

•	The description of XTO Energy’s common stock contained in Form 8-A dated April 8, 1993, as amended by Amendment No. 1 dated September 18, 1996; and

•
All other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

XTO Energy Inc.
Attn: Investor Relations
810 Houston Street
Fort Worth, Texas 76102
(817) 870-2800

FORWARD-LOOKING STATEMENTS

Some statements made by XTO Energy in this prospectus and incorporated by reference from documents filed with the SEC are prospective and constitute forward-looking statements. These statements encompass information that does not directly relate to any historical or current fact and include information that is based on beliefs of and assumptions made by management of XTO Energy. The statements often may be identified with words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “estimates” and other similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in sections of documents we incorporate by reference, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.” We will include in any prospectus supplement a description of significant factors that could cause actual results to differ materially from those described in the forward-looking statements.

XTO ENERGY INC.

XTO Energy is a leading United States independent energy company. We acquire, develop and explore oil and natural gas properties and produce, process, market and transport oil and natural gas in the United States. Prior to our name change on June 1, 2001, we were known as Cross Timbers Oil Company. Our growth has come primarily through acquisition of reserves, followed by aggressive development activities and the purchase of additional interests in or near our existing reserves. Our properties are concentrated in:

•	the East Texas Basin of Texas and Louisiana;

•	the Arkoma Basin of Arkansas and Oklahoma;

•	the San Juan Basin of northwestern New Mexico;

•	the Hugoton Field in Kansas and Oklahoma;

•	the Permian Basin of West Texas and New Mexico;

•	the Anadarko Basin of Oklahoma;

•	the Green River Basin of Wyoming; and

•	the Middle Ground Shoal Field in Alaska’s Cook Inlet.

XTO Energy is a Delaware corporation. Our principal executive offices are located at 810 Houston Street, Fort Worth, Texas 76102, and our telephone number is (817) 870-2800.

USE OF PROCEEDS

Unless we have indicated otherwise in the accompanying prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, capital expenditures, acquisitions of additional oil and natural gas properties and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

							Nine Months Ended September 30, 2001
	Year Ended December 31,

	1996	1997	1998		1999	2000
Ratio of earnings to fixed charges (a)	2.6x	2.1x	(b	)	1.9x	2.8x	8.0x

(a)
For the purpose of calculating the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before income taxes and fixed charges. Fixed charges include interest expense, preferred stock dividends and an imputed interest expense on operating lease rentals (assumed as one-third of rentals).

(b)
Fixed charges exceeded earnings by $108.4 million. Excluding the effects of a $93.7 million pre-tax net loss on investment in equity securities and a $2 million pre-tax, non-cash impairment charge, fixed charges exceeded earnings by $19 million.

DESCRIPTION OF DEBT SECURITIES

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES

This section summarizes the general terms of the senior debt securities we may offer from time to time. The prospectus supplement relating to any particular senior debt securities offered will describe the specific terms of the series of senior debt securities, which may be in addition to or different from the general terms summarized in this section.

Senior debt securities may be issued from time to time in one or more series under an indenture between XTO Energy and a trustee that is named in a prospectus supplement. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following summary of the provisions of the indenture and the senior debt securities is not meant to be a complete description of all their terms and is qualified in its entirety by reference to the indenture.

General

The indenture does not limit the amount of senior debt securities which may be issued under the indenture, and we may issue debt securities in one or more series in principal amounts as we authorize from time to time. Unless otherwise specified in the prospectus supplement, the senior debt securities will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness.

Each prospectus supplement will describe the following terms of any series of senior debt securities we offer:

•	the title;

•	any limit on the aggregate principal amount;

•
whether the senior debt securities will be issued initially in the form of a temporary global security or issued in the form of a permanent global security; the terms and conditions, if any, upon which the global security may be exchanged in whole or in part for other definitive senior debt securities; and the depositary for the global security;

•	the dates on which the principal and any premium is payable and the method of determination;

•	the interest rate or the method of its determination and the date from which interest will accrue;

•	the dates on which interest is payable and the regular record dates for the interest payment dates;

•	the place(s) where principal and any premium and interest is payable and the senior debt securities may be presented for registration of transfer;

•	whether the senior debt securities are redeemable at our option and the redemption prices, dates and other redemption terms and conditions;

•
whether we are obligated to redeem or purchase the senior debt securities according to any sinking fund or similar provision or at the holder’s option and the prices, periods and terms and conditions of that redemption or purchase obligation;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the senior debt securities will be issuable;

•	if other than United States Dollars, the currency or currencies of payment of principal and any premium and interest;

•	if payments are based on an index, the manner in which the amount of principal payments and any premium and interest is to be determined;

•	if other than the full principal amount, the portion of the principal amount payable if the maturity of the senior debt securities is accelerated;

•	any additional covenants and restrictions of XTO Energy;

•	whether the senior debt securities will be subject to defeasance as described below under “Defeasance”;

•	any deletions or modifications to the events of default described below;

•	if applicable, the terms of any right to convert or exchange the senior debt securities into common stock, preferred stock or other securities;

•	any authenticating or paying agents, registrars, conversion agents or any other agents for the senior debt securities; and

•	any other terms.

Senior debt securities may be issued and sold at a substantial discount below their stated principal amount. If applicable, the prospectus supplement will describe any special United States federal income tax consequences and other considerations which apply to senior debt securities issued at a discount or to any securities denominated or payable in a foreign currency or currency unit.

Restrictive Covenants

The indenture contains covenants and restrictions that will be applicable, unless waived or amended, so long as any senior debt securities are outstanding and have not been defeased in accordance with the indenture. A prospectus supplement for any series of senior debt securities may describe additional covenants and restrictions applicable to that series. For a complete description of the covenants you should refer to the indenture and any applicable supplemental indenture.

Limitation on Liens.    We and our subsidiaries, other than a royalty trust or any subsidiary designated by our board of directors as an unrestricted subsidiary, may not at any time create, incur, assume or permit to exist any liens on any of our property, assets, income or profits, other than specified liens permitted by the indenture, unless:

•
in the case of a lien securing subordinated indebtedness, the senior debt securities are secured by a lien on the same property that is senior in priority to the lien for the subordinated indebtedness; or

•	in the case of any other lien, the senior debt securities are secured equally and ratably with the obligation secured by the lien.

Conversion Rights

The senior debt securities of any series may be convertible into shares of our common stock or our preferred stock on the terms and conditions described in an applicable prospectus supplement.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, the following are events of default under the indenture for the senior debt securities:

•	failure to pay principal or any premium when due;

•	failure, continuing for 30 days, to pay interest when due;

•	failure, continuing for 30 days, to deposit any sinking fund payment when due;

•	failure to comply with the merger, consolidation or sale of assets provisions of the indenture;

•
failure to perform any other covenant made by us in the indenture, other than a covenant included in the indenture for the benefit of another series of senior debt securities, that continues for 30 days after written notice as provided in the indenture;

•	payment default, or other default resulting in acceleration of other indebtedness for money borrowed in an aggregate principal amount greater than $10,000,000;

•	occurrence of an ERISA benefit plan liability or uninsured judgment greater than $10,000,000;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default as may be specified for the senior debt securities of an applicable series.

If any event of default described in the penultimate bullet point above occurs, then each outstanding series of senior debt securities will be due and payable automatically. If any other event of default on any outstanding series of senior debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, may declare the principal amount of all the senior debt securities of that series, to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding senior debt securities of that series may, under certain circumstances, rescind that acceleration. Depending on the terms of our other indebtedness outstanding from time to time, an event of default under senior debt securities may give rise to cross defaults on our other indebtedness.

Within 60 days after the occurrence of a default under any series of senior debt securities, the trustee is obligated to give the holders of that series notice of all uncured and unwaived defaults known to it. Except in the case of a payment default, the trustee need not provide a notice of default if directors of XTO Energy or the trustee in good faith determine that withholding the notice is in the interest of those holders. In the case of a payment default under other indebtedness for money borrowed exceeding $10,000,000, however, notice will not be given until at least 60 days after the occurrence of that payment default.

The trustee is required, in case of an event of default, to exercise its rights and powers under the indenture and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in conducting the person’s own affairs. The holders of a majority in principal amount of the outstanding senior debt securities of any series have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee. Subject to the duty of the trustee to act with the requisite standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the senior debt securities unless they have offered to the trustee reasonable security or indemnity.

No holder of a senior debt security of any series will have any right to institute any proceeding, except a suit to enforce payment of interest and principal then due, for any other remedy or otherwise under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in principal amount of the applicable series of senior debt securities have made written request to the trustee to institute the proceeding and have offered the trustee reasonable indemnity in its compliance with the request;

•	the trustee failed to institute the requested proceeding for 60 days after receipt of the written request; and

•	the trustee did not receive during that 60-day period inconsistent directions from holders of a majority in principal amount of the applicable series.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default except a default in the payment of principal of or premium or interest on any senior debt security or a provision which cannot be modified or amended without the consent of the holder of each outstanding senior debt security affected. The holders of a majority in principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive compliance by us with certain restrictive provisions of the indenture applicable to securities of that series.

Each quarter we are required to furnish to the trustee a statement as to the performance by us of our obligations under the indenture and as to any default in that performance.

Modification

We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding senior debt securities of each series affected by the modification or amendment. However, none of the following modifications or amendments may be made without the consent of the holder of each outstanding senior debt security affected:

•	change the stated maturity date of the principal of or any installment of interest on any senior debt security;

•	reduce the principal amount of or any premium or interest on any senior debt security;

•	change the place or currency of payment on any senior debt security;

•	impair the right to institute suit for the enforcement of any payment on any senior debt security; or

•
reduce the percentage in principal amount of outstanding senior debt securities required to consent to a modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

We and the trustee may, without the consent of any holders of senior debt securities, modify the indenture to, among other things:

•	add additional covenants;

•	add additional events of default;

•	secure the senior debt securities;

•	provide for uncertificated senior debt securities in addition to or in place of certificated securities; and

•	cure ambiguities or inconsistencies in the indenture so long as the modification does not adversely affect the interests of the holders of outstanding senior debt securities in any material respect.

Consolidation, Merger and Sale of Assets

Without the consent of any holders of outstanding senior debt securities, we may consolidate with or merge into another entity, or convey, transfer or lease substantially all of our assets to any entity if:

•
either we are the surviving person in the merger or the other person who survives the merger or consolidation or who acquires or leases substantially all of our assets is a corporation organized under the laws of any United States jurisdiction and assumes by supplemental indenture our obligations under the senior debt securities and the indenture;

•	after giving effect to the transaction, no event of default, or event that could become an event of default, has occurred and is continuing; and

•	certain financial and other conditions are met.

When a successor entity complies with these provisions, we will (except in the case of a lease) be relieved of our obligations under the indenture and the senior debt securities.

Defeasance

Unless otherwise provided in the applicable prospectus supplement, if we deposit with the trustee funds or government obligations sufficient to make payments on any series of senior debt securities on the dates those payments are due and satisfy other specified conditions, then, at our option, either of the following will occur:

•
we will be discharged from our obligations under the senior debt securities of the series except for certain obligations to register the transfer or exchange of the debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust; or

•	we will be released from our obligations to comply with certain covenants relating to the series.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of senior debt securities to recognize income, gain or loss for federal income tax purposes. If we elect the first alternative above, that opinion of counsel must be based upon a ruling from the IRS or a change in law.

In the event we deposit money or government obligations to defease any subordinated debt securities, the money or government obligations so deposited will not be subject to the subordination provision of the indenture for those securities. In that instance, the subordinated debt securities will not be subordinated in right of payment to the holders of senior indebtedness to the extent of the money or government obligations deposited for the defeasance.

Form, Exchange, Registration and Transfer

Senior debt securities will be issuable in definitive, registered form. They may also be issued in temporary or permanent global form. See “— Global Securities” below.

Senior debt securities of any series will be exchangeable for other senior debt securities of the same series and of the same aggregate principal amount in different authorized denominations.

Senior debt securities may be presented for exchange as provided above, and may be presented for registration of transfer with the form of transfer duly executed, at the office of the security registrar or at the office of any transfer agent designated by us and referred to in an applicable prospectus supplement. The exchange or transfer will be made without service charge upon payment of any taxes and other governmental charges as described in the indenture, and upon the satisfaction of the security registrar or transfer agent, as the case may be, with the documents of title and identity of the person making the request. The indenture provides that the trustee will be appointed as security registrar. We may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts.

In the event of any partial redemption of any series of senior debt securities, we will not be required to:

•
issue, register the transfer of or exchange debt securities of the series during a period beginning at the opening of business 15 days prior to the mailing of a notice of the redemption and ending on the close of business on the day of mailing the notice; or

•	register the transfer of or exchange any senior debt security called for redemption, except the unredeemed portion of the security being redeemed in part.

Global Securities

We may issue senior debt securities of a series in whole or in part in the form of one or more fully registered global certificates that we will deposit with a depositary identified in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual senior debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depository arrangement for a series of senior debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

Upon issuance of a global security representing offered securities of a series, the depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual senior debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents selling the securities or by us if they are sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership by participants of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee. Ownership of beneficial interests by persons other than participants will be shown on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered, for all purposes under the indenture, the sole owner and holder of the related senior debt securities. Except as described below, owners of beneficial interests in a global security:

•	do not have the securities registered in their names;

•	do not receive physical delivery of the securities in definitive form; and

•	are not considered the owners or holders under the indenture relating to those securities.

We will make payments relating to senior debt securities represented by a global security to the depositary or its nominee as the registered owner of the global security representing those securities. We expect that the depositary or its nominee, upon receipt of any payments relating to a global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts in “street name,” and will be the responsibility of the participants. We will not have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security;

•	maintaining, supervising or reviewing any records relating to any beneficial ownership interests in a global security;

•	any other aspect of the relationship between the depositary and its participants; or

•	the relationship between the participants and the owners of beneficial interests in a global security.

All securities of a series represented by a global security will be exchanged for certificated securities in definitive form if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the global security and we fail to appoint a successor depositary within 90 days;

•	we decide at any time not to have the securities of that series represented by a global security and so notify the trustee; or

•	an event of default has occurred and is continuing for the senior debt securities of that series and the depositary requests that definitive securities be issued.

If there is such an exchange, we will issue certificated senior debt securities in authorized denominations and registered in the names directed by the depositary.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, payment of principal of and premium and interest on senior debt securities of a series will be made in the designated currency or currency unit at the office of the paying agent or paying agents as we may designate from time to time. At our option, payment of any interest may instead be made by check mailed to the address of the registered holder appearing in the security register. Unless otherwise indicated in a prospectus supplement, payment of any installment of interest will be made to the registered holder at the close of business on the applicable regular record date.

Unless otherwise indicated in a prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, in New York City will be designated as our paying agent for payments relating to senior debt securities. Any other paying agents in the United States initially designated by us for senior debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each designated place of payment for each series of senior debt securities.

All moneys we pay to a paying agent for the payment of principal of and any premium or interest on any senior debt security which remain unclaimed two years after becoming due and payable will, subject to applicable escheat laws, be repaid to us, and the holder of that debt security will look only to us for payment.

Notices

Notices to holders of senior debt securities will be given by mail to the addresses appearing in the security register.

The Trustee

The applicable prospectus supplement will specify the trustee under the indenture. The indenture contains limitations on the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on property received on any of those claims, as security or otherwise. The trustee may engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate that conflict or resign.

Governing Law

The indenture and the senior debt securities are governed by and construed under New York law except to the extent that the Trust Indenture Act is applicable.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

This section summarizes the general terms of the subordinated debt securities we may offer from time to time. The prospectus supplement relating to any particular subordinated debt securities offered will describe the specific terms of the series of subordinated debt securities, which may be in addition to or different from the general terms summarized in this section.

Subordinated debt securities may be issued from time to time in one or more series under an indenture between XTO Energy and a trustee that is named in a prospectus supplement. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following summary of the provisions of the indenture and the subordinated debt securities is not meant to be a complete description of all their terms and is qualified in its entirety by reference to the indenture.

General

The subordinated debt securities will be unsecured and will rank junior and be subordinate in right of payment to all of our senior indebtedness. The indenture does not limit the amount of subordinated debt securities that may be issued under the indenture, and we may issue subordinated debt securities in one or more series in principal amounts as we authorize from time to time.

Each prospectus supplement will describe the terms of any series of subordinated debt securities that we offer. The terms and provisions of the subordinated debt securities will be substantially similar to the terms and provisions of the senior debt securities summarized above except as described in this section. See “—Provisions Applicable to Senior Debt Securities” for a summary of those provisions. The subordinated debt securities will not be subject to any sinking fund provision.

Subordination

The payment of the principal of and premium, if any, and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all senior indebtedness, whether now outstanding or incurred in the future. The indenture does not limit the amount of senior indebtedness that we may incur in the future. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshaling of assets and liabilities or any bankruptcy, insolvency, receivership, liquidation, reorganization or similar proceedings, the holders of all senior indebtedness will first be entitled to receive any payment in full of, or satisfactory provision for, all amounts due before the holders of subordinated debt securities will be entitled to receive any payments.

In the event of a default in the payment of principal of, and premium, if any, or interest on, any senior indebtedness, no payment may be made on account of the subordinated debt securities until the default has been cured or the senior indebtedness has been paid in full. During the period of a default, other than a payment default, on any senior indebtedness that permits the acceleration of maturity, upon notice from the trustee or holders of that senior indebtedness, no payment may be made on account of the subordinated debt securities until the earlier of 179 days following that notice, the curing of the default or rescission of the notice. Our failure to make any payment when due on the subordinated debt securities after any applicable grace period, including because of a default on senior indebtedness, will constitute a default on the subordinated debt securities and entitle acceleration of their maturity.

The subordination rights of holders of senior indebtedness will not be prejudiced or impaired by any acts or failures to act by us or by any holder of senior indebtedness. In certain circumstances the holders of subordinated debt securities will be subrogated to some of the rights of the holders of senior indebtedness upon payment in full of all senior indebtedness.

By reason of subordination, in the event of our insolvency, the holders of senior indebtedness, as well as our other creditors who are holders of indebtedness that is not subordinated to the senior indebtedness, may recover more, ratably, than the holders of the subordinated debt securities. Holders of senior subordinated debt securities may recover more, ratably, than holders of subordinated debt securities.

The term “senior indebtedness” means all indebtedness described below, including principal, premium, if any, and interest, including interest accruing after the filing of a petition in bankruptcy, whether incurred before, on or after the date of issuance of any subordinated debt securities, unless that indebtedness by its terms provides that it is subordinate in right of payment to or equal with the subordinated debt securities. Senior indebtedness excludes, however, any tax liability and any of our indebtedness to our subsidiaries or affiliates or their subsidiaries.

The term “indebtedness” means all obligations:

•
of ours for borrowed money or the deferred purchase price of property or services, excluding accounts payable or other obligations arising in the ordinary course of business, but including letters of credit, bankers’ acceptances or other similar credit transactions;

•	of ours evidenced by bonds, notes, debentures or similar instruments;

•	of ours under capitalized leases;

•	of other persons of the types referred to above as well as all dividends of other persons, in either case the payment of which is secured by any lien on our assets;

•	under our guarantees of these types of indebtedness;

•	of ours under interest rate swap obligations and foreign currency hedges; and

•	described in the prospectus supplement relating to the series of subordinated debt securities.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement will state the approximate aggregate principal amount of senior indebtedness outstanding as of a recent date.

The terms of our existing outstanding 9 1/4% Senior Subordinated Notes due 2007 and 8 3/4% Senior Subordinated Notes due 2009 prohibit us from issuing subordinated debt securities ranking senior in right of payment to the 9 1/4% and 8 3/4% Notes.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the preferred stock and is subject to and qualified in its entirety by reference to all the provisions of our restated certificate of incorporation, the certificate of designation relating to the applicable series of preferred stock and the Delaware General Corporation Law. The certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

Our restated certificate of incorporation authorizes us to issue 25,000,000 shares of preferred stock, par value of $.01 per share. There were no shares of preferred stock outstanding on December 5, 2001. We may issue preferred stock from time to time in one or more classes or series with such rights and preferences, including voting, dividend and conversion rights and other terms, as our board of directors may establish without any further authorization by the stockholders.

The preferred stock that we may offer will be issued in one or more classes or series. The prospectus supplement relating to the particular class or series of preferred stock will describe the specific terms of the class or series, including:

•	the designation and stated value, if any, per share and the number of shares offered;

•	the amount of liquidation preference per share and any priority relative to any other class or series of preferred stock or common stock;

•	the initial public offering price at which shares will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions.

General

The holders of preferred stock will have no preemptive rights. Upon issuance against full payment of the purchase price, the preferred stock will be fully paid and non-assessable. Unless otherwise provided in the prospectus supplement relating to the particular class or series, the preferred stock will have the rights described below.

Dividends

The preferred stock will be preferred over any class or series of common stock as to payment of dividends. Before we can declare, pay or set apart for payment any dividends or distributions, other than dividends or distributions payable in common stock, on the common stock, we will pay dividends to the holders of shares of each class and series of preferred stock entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates stated in the prospectus supplement. For each class or series of preferred stock, the dividends on each share of the class or series will be cumulative from the date of issue of the share unless some other date is stated in the prospectus supplement relating to the class or series. Accruals of dividends will not bear interest.

Liquidation

The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each class and series of preferred stock will be entitled to be paid the amount stated in the applicable prospectus supplement upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, unless otherwise described in a prospectus supplement, our entire remaining net assets will be distributed among the holders of each class and series of preferred stock in amounts proportional to the full amounts to which the holders of each class and series are entitled.

Redemption or Conversion

The shares of any class or series of preferred stock will be redeemable, or will be convertible into shares of common stock or any other class or series of preferred stock, to the extent described in the prospectus supplement relating to the series.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 250,000,000 shares of common stock, par value $.01 per share. As of December 5, 2001, there were 131,988,733 shares of common stock issued (including 8,215,998 shares held in our treasury).

Our restated certificate of incorporation permits us to issue common stock divided into classes and series, and to designate for each class or series the rights, preferences and restrictions of that class or series, including voting rights and dividend and liquidation preferences. We do not intend to issue common stock in any class or series other than the currently issued common stock. This section summarizes the general terms of our currently issued common stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

All shares of common stock have equal rights to participate in dividends and, in the event of liquidation, assets available for distribution to stockholders, subject to any preference of the preferred stock. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Voting rights for the election of directors are non-cumulative. Shares of common stock carry no conversion, preemptive or subscription rights and are not subject to redemption. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and non-assessable. We may pay dividends on the common stock when, as and if declared by our board of directors. Dividends may be declared in the discretion of the board of directors from funds legally available, subject to restrictions under agreements related to our indebtedness.

The outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “XTO.” The transfer agent, registrar and dividend disbursement agent for the common stock is Mellon Investor Services LLC.

Preferred Share Purchase Rights

Each share of common stock will be issued with one preferred share purchase right until the earliest of the time the rights become exercisable, expire or are redeemed. In general, after the rights become exercisable, each right entitles the holder to purchase at a specified exercise price one one-thousandth of a share of our Series A Junior Participating Preferred Stock. Initially the rights will not be exercisable and will trade with, and will not be separable from, the common stock. The rights will only become exercisable after the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of the outstanding common stock or (b) 10 business days (or a later date as determined by our board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock. If XTO Energy were acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power were sold, proper provision would be made so that each right would entitle its holder to purchase, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company having a market value of twice the exercise price of the right. If any person or group were to acquire beneficial ownership of 15% or more of the outstanding common stock, each right would entitle its holder, other than the acquiring person whose rights would become void, to purchase, upon the exercise of the right at the then current exercise price, that number of shares of common stock having a market value on the date of that 15% acquisition of twice the exercise price of the right.

Our board of directors may at its option, at any time after a 15% acquisition but prior to the acquisition of more than 50% of the outstanding common stock, exchange all or part of the then outstanding and exercisable rights, other than those held by the acquiring person whose rights would become void, for common stock or preferred stock. The exchange rate per right would be one share of common stock or an amount of preferred stock having a market value equal to one share of common stock. The board of directors may, at any time prior to a 15% acquisition, redeem all, but not part, of the rights at a redemption price of $.01 per right, effective at the time, on the basis and with whatever conditions the board of directors may establish.

Until the rights are no longer redeemable, we may amend the rights in any manner other than to change the redemption price. After the rights are no longer redeemable, we may amend the rights in any manner that does not adversely affect the holders of the rights. The rights will expire on August 25, 2008.

The foregoing summary of the rights is not complete and is subject to the more complete description in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 8, 1998, and to the Rights Agreement, dated as of August 25, 1998, between Cross Timbers Oil Company (XTO Energy’s prior name) and ChaseMellon Shareholders Services, LLC, predecessor to Mellon Investor Services LLC, as rights agent.

Other Matters

Our bylaws provide for a classified board of directors divided into three classes with each director serving a three-year term. The classified board provision and the preferred share purchase rights described above may have the effect of discouraging take-over attempts and could delay or prevent a change of control of XTO Energy.

DESCRIPTION OF WARRANTS

The following is a description of the general terms and provisions of the warrants. The particular terms of any series of warrants will be described in a prospectus supplement. If so indicated in a prospectus supplement, the terms of that series may differ from the terms summarized below.

General

We may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any debt securities, preferred stock or common stock and may be attached to or separate from the debt securities, preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We currently have outstanding warrants to acquire 2,141,552 shares of common stock at a price of $6.70 per share. These warrants were originally issued on December 1, 1997, as part of the consideration we paid for acquiring producing properties.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•
the designation, aggregate principal amount, denominations and terms of the debt securities purchasable upon exercise of a warrant to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

•
the designation, stated value, terms (including liquidation, dividend, conversion and voting rights), number of shares and purchase price per share of the class or series of preferred stock purchasable upon the exercise of warrants to purchase shares of preferred stock;

•	the number of shares and the purchase price per share of common stock purchasable upon the exercise of warrants to purchase shares of common stock;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	information regarding book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell debt securities, common stock, preferred stock and warrants in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The offered securities may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

In connection with the sale of securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The prospectus supplement will describe the terms of the offering of the securities, including:

•	the purchase price of the securities and the sales proceeds to us;

•	the name or names of any underwriters or agents;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If one or more underwriters are used in the offer and sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and we will provide in the prospectus supplement the names of the underwriters and the principal terms of the underwriting agreement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and agents may be entitled under agreements entered into with us to indemnification and contribution by us for certain civil liabilities, including liabilities under the Securities Act.

Underwriters and agents and/or their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

Except for our common stock, which is listed on the New York Stock Exchange, each offering of securities will be a new issue of securities and will have no established trading market. Any common stock sold will be listed on the New York Stock Exchange subject to official notice of issuance. Other securities may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

VALIDITY OF OFFERED SECURITIES

The validity of the offered securities will be passed upon for us by Kelly, Hart & Hallman, P.C., Fort Worth, Texas, and for the underwriters or agents, if any, by a firm named in the prospectus supplement relating to the particular security.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report relating to those financial statements, and are incorporated by reference in this prospectus in reliance upon their authority as experts in accounting and auditing. Any future audited financial statements and the reports of our independent public accountants with respect to those audited financial statements hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the authority of that firm as experts in giving those reports to the extent it has audited those financial statements and consented to the use of their reports with respect to those audited financial statements.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

$350,000,000

7 1/2% Senior Notes
due 2012

PROSPECTUS SUPPLEMENT
April 17, 2002

PROSPECTUS
December 14, 2001

Joint Book-Running Managers

LEHMAN BROTHERS

SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC

DEUTSCHE BANK SECURITIES

JPMORGAN

CREDIT LYONNAIS SECURITIES

HIBERNIA SOUTHCOAST CAPITAL